                                                Filed Pursuant to Rule 424(b)(5)
                                                Registration No. 333-37019

PROSPECTUS SUPPLEMENT
(To Prospectus dated October 8, 1997)

                                  $200,000,000
                             INGERSOLL-RAND COMPANY
                    6.391% DEBENTURES DUE NOVEMBER 15, 2027
                            ------------------------

     The Debentures will mature on November 15, 2027. Interest on the Debentures is payable semiannually on each November 15, and May 15, commencing on May 15, 1998. The Debentures will be redeemable as a whole or in part, at the option of the Ingersoll-Rand Company (the "Company") at any time on or after November 15, 2004, at a redemption price equal to the greater of (i) 100% of the principal amount of the Debentures to be redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments (as defined herein) discounted to the redemption date on a semiannual basis at the Treasury Rate (as defined herein) plus 10 basis points together in either case with accrued interest to the date of redemption. See "Description of Debentures -- Optional Redemption". The Debentures may be repaid in whole or in part at the option of the Holder thereof on November 15, 2004 and each November 15 thereafter at their principal amount, plus accrued and unpaid interest, if any, thereon to the applicable redemption date. See "Description of Debentures -- Repayment at Option of Holder."

     The Debentures will be represented by one or more global certificates (the "Global Securities") registered in the name of a nominee of The Depository Trust Company, as Depositary (the "Depositary"). Beneficial interests in the Debentures will be shown on, and transfers thereof will be effected through, records maintained by the participants in the Depositary. Except as described in the Prospectus, Debentures in certificated form will not be issued in exchange for the Global Securities.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================================
                                             PRICE TO         UNDERWRITING       PROCEEDS TO
                                            PUBLIC(1)         DISCOUNT(2)       COMPANY(1)(3)
------------------------------------------------------------------------------------------------
Per Debenture.........................         100%              .625%             99.375%
------------------------------------------------------------------------------------------------
Total.................................     $200,000,000        $1,250,000        $198,750,000
================================================================================================

(1) Plus accrued interest from November 24, 1997 to the date of delivery.

(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(3) Before deduction of expenses payable by the Company estimated at $200,000.
                            ------------------------

     The Debentures are offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Global Securities will be made through the book-entry facilities of the Depositary on or about November 24, 1997.
                            ------------------------

MERRILL LYNCH & CO.
                             CHASE SECURITIES INC.
                                                  CITICORP SECURITIES, INC.
                            ------------------------

          The Date of this Prospectus Supplement is November 19, 1997.

                  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE DEBENTURES. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING, MAY BID FOR AND PURCHASE DEBENTURES IN THE OPEN MARKET AND MAY IMPOSE PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

             ------------------------------------------------------


                                 USE OF PROCEEDS

                  The net proceeds to be received by the Company from the sale of the Debentures offered hereby will be used to repay short-term commercial paper indebtedness incurred in connection with the acquisition of Thermo King Corporation ("Thermo King").

                               RECENT DEVELOPMENTS

                  On October 31, 1997, the Company completed the acquisition of Thermo King in a cash transaction. Thermo King designs, manufactures and distributes transport temperature control systems and service parts for a variety of mobile applications, including trailers, truck bodies, sea-going containers, buses and light rail cars.

                            DESCRIPTION OF DEBENTURES

GENERAL

                  The Debentures are to be issued under an Indenture dated August 1, 1986 (as supplemented, the "Indenture") between the Company and The Bank of New York, as trustee (the "Trustee"). Provisions of the Indenture are more fully described under "Description of Debt Securities" in the Prospectus to which reference is made.

                  The Debentures will mature on November 15, 2027. Interest on the Debentures will accrue from November 24, 1997, and will be payable semiannually, on each November 15, and May 15, beginning May 15, 1998 ("Interest Payment Date"), to the persons in whose names the Debentures are registered at the close of business on the November 1 or May 1, prior to the payment date at the annual rate set forth on the cover page of this Prospectus Supplement. Other than as described under the caption "Optional Redemption", the Debentures may not be redeemed prior to maturity and will not be subject to any sinking fund.

                  The Debentures will be issued only in book-entry form through the facilities of the Depositary, and will be in denominations of $1,000 and integral multiples thereof. Transfers or exchanges of beneficial interests in Debentures in book-entry form may be effected only through a participating member of the Depositary. See "Global Securities" below. As described in the Prospectus, under certain circumstances Debentures may be issued in certificated form in exchange for the Global Securities. In the event that Debentures are issued in certificated form, such Debentures may be transferred or exchanged at the offices described in the immediately following paragraph.

                  Payments on Debentures issued in book-entry form will be made to the Depositary. In the event Debentures are issued in certificated form, principal and interest, if any, will be payable, the transfer of the Debentures will be registrable, and Debentures will be exchangeable for Debentures bearing identical terms and provisions at the office of the Trustee in The City of New York designated for such purpose, provided that payment of interest may be made at the option of the Company by check mailed to the address of the person entitled thereto as shown on the Securities Register.

                  The terms of the Debentures do not afford the holders special protection in the event of a highly leveraged transaction.

OPTIONAL REDEMPTION

                  The Debentures will be redeemable as a whole or in part, at the option of the Company at any time on or after November 15, 2004 and from time to time, on not less than 30 or more than 60 days' notice mailed to registered Holders thereof, at a redemption price equal to the greater of (i) 100% of the principal amount of the Debentures to be redeemed or (ii) the sum of the present values of the Remaining Scheduled Payments (as defined below) thereon (disregarding the Holders' optional repayment right) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 10 basis points, together in either case with accrued interest on the principal amount being redeemed to the date of redemption.

                  "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the second business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

                  "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Debentures to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Debentures. "Independent Investment Banker" means Merrill Lynch, Pierce, Fenner & Smith Incorporated.

                  "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations or (C) if the Trustee is able to obtain only one Reference Treasury Dealer Quotation from the Reference Treasury Dealers, such Quotation. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer as of 5:00 p.m., New York City time on the third business day preceding such redemption date.

                  "Reference Treasury Dealer" means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Chase Securities Inc. and Citicorp Securities, Inc. and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer.

                  "Remaining Scheduled Payments" means, with respect to each Debenture to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an Interest Payment Date with respect to such Debenture, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

                  From and after notice has been given as provided in the Indenture, if funds for the redemption of any Debentures called for redemption shall have been made available on such redemption date, such Debentures will cease to bear interest on the date fixed for such redemption specified in such notice, and the only right of Holders of the Debentures will be to receive payment of the redemption price.

REPAYMENT AT OPTION OF HOLDER

                  The Debentures may be repaid in whole or in part in increments of $1,000, at the option of the Holder thereof, on November 15, 2004 and each November 15 thereafter at their principal amount plus accrued and unpaid interest to the repayment date (the "Repayment Amount"). If a repayment date is not a business day, the Company will pay the Repayment Amount for Debentures with respect to which it has received the required notice (as hereinafter described) on the next succeeding business day.

                  In order for a Holder to be repaid, the Company must receive at the office of the Trustee's New York facility, at 101 Barclay Street, 21st Floor, New York, New York 10286, not less than 30 or more than 60 days prior to the repayment date (the "Election Period") (i) a Debenture with the form entitled "Option to Elect Repayment" on the reverse side of the Debenture duly completed, or (ii) a facsimile transmission or letter from a member of a national securities exchange or the NASD or a commercial bank or a trust company in the United States of America setting forth the name of the Holder of the Debenture, the principal amount of the Debenture, the amount of the Debenture to be repaid, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Debenture to be repaid with the entitled "Option to Elect Repayment" on the reverse of the Debenture duly completed will be received by the Company not later than five business days after the date of such facsimile transmission or letter and such Debenture and form duly completed are received by the Company by such fifth business day. Any such election shall be irrevocable. All questions as to the validity, eligibility (including time of receipt) and acceptance of any Debenture for repayment will be determined by the Company, whose determination will be final and binding.]

GLOBAL SECURITIES

                  The Debentures will be issued in whole or in part in the form of one or more Global Securities deposited with, or on behalf of the Depositary, and registered in the name of a nominee of the Depositary. Except under the limited circumstances described in the Prospectus under "Description of Debt Securities--Global Notes," owners of beneficial interests in the Global Securities will not be entitled to physical delivery of Debentures in certificated form. Global Securities will not be entitled to physical delivery of Debentures in certificated form. Global Securities may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any nominee to a successor of the Depositary or a nominee of such successor.

                  The Depositary has advised the Company and the Underwriters as follows: The Depositary is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations, and certain other organizations ("Direct Participants"). The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depositary only through Direct Participants. The rules applicable to the Depositary and its participants are on file with the Securities and Exchange Commission.

                                  UNDERWRITING

                  Subject to the terms and conditions contained in an Underwriting Agreement dated the date hereof, the Company has agreed to sell to each of the Underwriters named below and each of the Underwriters has severally agreed to purchase, the principal amount of Debentures set forth opposite its name below:


                                                                                    PRINCIPAL AMOUNT
                     UNDERWRITER                                                     OF DEBENTURES
                     -----------                                                     -------------
Merrill Lynch, Pierce, Fenner & Smith
   Incorporated.........................................................            $ 66,667,000
Chase Securities Inc....................................................              66,667,000
Citicorp Securities, Inc................................................              66,666,000
                                                                                    -------------
   Total................................................................            $200,000,000
                                                                                    ============

                  The Underwriting Agreement provides that the obligation of the Underwriters to pay for and accept delivery of the Debentures is subject to the approval of certain legal matters by its counsel and to certain other conditions. The Underwriters are obligated to take and pay for all the Debentures if any are taken.

                  The Underwriters have advised the Company that they propose to offer the Debentures directly to the public at the public offering price set forth on the cover page hereof and to certain dealers at a price that represents a concession not in excess of .375% of the principal amount of the Debentures. The Underwriters may allow, and such dealers may reallow, a concession not in excess of .25% of the principal amount of the Debentures to certain other dealers. After the initial public offering, the public offering price and the concession and discount to dealers may be changed.

                  The Company has agreed to indemnify the Underwriters against certain liabilities including liabilities under the Securities Act of 1933, as amended, or contribute to payments the Underwriters may be required to make in respect thereof.

                  The Company does not intend to apply for listing of the Debentures on a national securities exchange but has been advised by the Underwriters that they presently intend to make a market in the Debentures, as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to make a market in the Debentures and any such market making may be discontinued at any time at the sole discretion of the Underwriters. Accordingly, no assurance can be given as to the liquidity of or trading markets for the Debentures.

                  In connection with the sale of the Debentures, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Debentures. Specifically, the Underwriters may overallot the offering, creating a syndicate short position. In addition, the Underwriters may bid for, and purchase, the Debentures in the open market to cover syndicate short positions or to stabilize the price of the Debentures, and in connection therewith impose a penalty bid on certain Underwriters and selling group members. This means that if the Underwriters purchase Debentures in the open market to reduce any short position or to stabilize the price of the Debentures, they may reclaim the amount of the selling concession from the Underwriter or Underwriters who sold those Debentures as part of the offering. Any of these activities may stabilize or maintain the market price of the Debentures above independent market levels. The Underwriters will not be required to engage in these activities, and may end any of these activities at any time.

                  The Underwriters receive customary fees for ordinary brokerage transactions with the Company and its affiliates. The Underwriters and their affiliates have performed investment and commercial banking services in the ordinary course of their respective businesses for the Company and its affiliates in the past, for which they have received customary compensation, and may continue to do so in the future.

PROSPECTUS
                                 $1,050,000,000

                             INGERSOLL-RAND COMPANY
                                  COMMON STOCK
                                PREFERENCE STOCK
                                DEBT SECURITIES
                            STOCK PURCHASE CONTRACTS
                              STOCK PURCHASE UNITS

                           INGERSOLL-RAND FINANCING I
                          INGERSOLL-RAND FINANCING II
                     TRUST PREFERRED SECURITIES, GUARANTEED
                       TO THE EXTENT SET FORTH HEREIN BY
                             INGERSOLL-RAND COMPANY
                            ------------------------

    Ingersoll-Rand Company ("Ingersoll-Rand" or the "Company") from time to time may sell, up to an aggregate initial offering price of $1,050,000,000, in each case on terms to be determined by market conditions at the time of sale, its (i) common stock, $2 par value per share (the "Common Stock"), (ii) preference stock, without par value, in one or more series (the "Preference Stock"), (iii) debt securities in one or more series, which may be either senior (the "Senior Debt Securities"), senior subordinated (the "Senior Subordinated Debt Securities") or junior subordinated (the "Junior Subordinated Debt Securities", and together with the Senior Debt Securities and the Senior Subordinated Debt Securities, the "Debt Securities"), (iv) Stock Purchase Contracts (the "Stock Purchase Contracts") to purchase Common Stock and (v) Stock Purchase Units (the "Stock Purchase Units"), each representing ownership of a Stock Purchase Contract and Debt Securities or Trust Preferred Securities (as defined) or debt obligations of third parties, including U.S. Treasury Securities, securing the holder's obligation to purchase the Common Stock under the Stock Purchase Contract.

    Ingersoll-Rand Financing I and Ingersoll-Rand Financing II, each of which is a statutory business trust created under the laws of the State of Delaware (each a "Trust" or an "Ingersoll-Rand Trust"), the Trust Common Securities (as defined herein) of which will be wholly-owned by the Company at the time of issuance of any Trust Preferred Securities, may offer preferred securities representing undivided beneficial ownership interests in the assets of the respective Ingersoll-Rand Trust (the "Trust Preferred Securities"). The payment of periodic cash distributions with respect to Trust Preferred Securities of each of the Ingersoll-Rand Trusts out of moneys held by each of the Ingersoll-Rand Trusts, and payments on liquidation, redemption or otherwise with respect to such Trust Preferred Securities, will be guaranteed by the Company to the extent described herein (each a "Trust Preferred Guarantee"). See "Description of Trust Preferred Guarantees." The Company's obligations under the Trust Preferred Guarantees are subordinate and junior in right of payment to all other liabilities of the Company and rank pari passu with the most senior Preference Stock, if any, issued from time to time by the Company. In the event an Ingersoll-Rand Trust issues Trust Preferred Securities or Trust Common Securities, the proceeds to such Ingersoll-Rand Trust from such offering will be invested in Junior Subordinated Debt Securities (the "Corresponding Junior Subordinated Debt Securities"), which will be issued and sold in one or more series by the Company to such Ingersoll-Rand Trust or the trustee of such trust and which will have terms corresponding to the terms of the related Trust Preferred Securities (the "Related Trust Preferred Securities"). The Corresponding Junior Subordinated Debt Securities purchased by an Ingersoll-Rand Trust may be subsequently distributed pro rata to holders of the Related Trust Preferred Securities or Trust Common Securities in connection with the dissolution of such Ingersoll-Rand Trust upon the occurrence of certain events as may be described in the related Prospectus Supplement. The Trust Preferred Securities, together with the Common Stock, the Preference Stock, the Debt Securities, the Stock Purchase Contracts, the Stock Purchase Units and the Trust Preferred Guarantees, are collectively referred to as the "Securities."

    With respect to each series of Securities, a supplement to this Prospectus will be delivered (a "Prospectus Supplement") together with this Prospectus setting forth the terms of such Securities, including, where applicable, the specific designation, aggregate principal amount, denominations, maturity, interest rate (which may be fixed or variable) and time of payment of interest, if any, coin or currency in which principal, premium, if any, and interest, if any, will be payable, any terms for redemption, any terms for sinking fund payments, whether the Debt Securities will be subordinated, the initial public offering price, the names of, the principal amounts to be purchased by, and the compensation of underwriters, dealers or agents, if any, any listing of the Securities on a securities exchange and the other terms in connection with the offering and sale of such Securities. With respect to the Stock Purchase Contracts, the related Prospectus Supplement will set forth, among other things, the designation and number of shares of Common Stock issuable thereunder, the purchase price of Common Stock, the date or dates on which the Common Stock is required to be purchased by the holders of the Stock Purchase Contracts, and any periodic payments required to be made by the Company to the holders of the Stock Purchase Contracts or vice-versa. With respect to the Stock Purchase Units, the related Prospectus Supplement will set forth, among other things, the specific terms of the Stock Purchase Contracts and any Debt Securities or Trust Preferred Securities or debt obligations of third parties securing the holder's obligation to purchase the Common Stock under the Stock Purchase Contracts. With respect to the Trust Preferred Securities, the related Prospectus Supplement will set forth, among other things, the specific designation, rights, preferences, privileges and restrictions thereof, including distribution rate or rates (or method of ascertaining the same), distribution payment dates, voting rights, liquidation preference, and any conversion, exchange, redemption or sinking fund provisions, the terms upon which the proceeds of the sale of the Trust Preferred Securities will be used to purchase a specific series of Junior Subordinated Debt Securities of the Company and the terms upon which the obligations of the Ingersoll-Rand Trust to make periodic cash distributions on the Trust Preferred Securities or make payments upon liquidation or dissolution of the Ingersoll-Rand Trust or upon redemption of the Trust Preferred Securities, to the extent funds are available therefor, shall be unconditionally guaranteed by Ingersoll-Rand.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

    The Securities may be sold directly to purchasers or to or through underwriters, dealers or agents. If any underwriters, dealers or agents are involved in the sale of any Securities, their names and any applicable fee, commission or discount arrangements will be set forth in the Prospectus Supplement. The net proceeds to the Company or any Ingersoll-Rand Trust from sales of Securities will be set forth in the related Prospectus Supplement and will be the purchase price of such Securities less attributable issuance expenses, including underwriters', dealers' or agents' compensation arrangements. See "Plan of Distribution" for indemnification arrangements for underwriters, dealers and agents.
                            ------------------------

                The date of this Prospectus is October 8, 1997.

                              AVAILABLE INFORMATION

                  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the Commission's public reference facilities at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W.,Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock of the Company is listed on the New York Stock Exchange, Inc., and reports, proxy statements and other information concerning the Company may be inspected at the office of such Exchange, 20 Broad Street, New York, N.Y. 10005. This Prospectus does not contain all information set forth in the Registration Statement (of which this Prospectus is a part) and the exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), and to which reference is hereby made.

                  No separate financial statements of the Ingersoll-Rand Trusts have been included herein. The Company does not consider that such financial statements would be material to holders of the Securities because: (i) the Company, a reporting company under the 1934 Act, owns, directly or indirectly, all of the voting securities of each Ingersoll-Rand Trust, (ii) neither Ingersoll-Rand Trust has any independent operations but exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of the Ingersoll-Rand Trusts and investing the proceeds thereof in Subordinated Debt Securities and (iii) the obligations of each Ingersoll-Rand Trust to make periodic cash payments on Trust Preferred Securities and payments upon liquidation or dissolution of such Ingersoll-Rand Trust or upon redemption of the Trust Preferred Securities, to the extent funds are available therefor, are unconditionally guaranteed by the Company. See "Description of Trust Preferred Guarantees" and "Description of Debt Securities."

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

                  The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 and the Company's Current Report on Form 8-K dated September 17, 1997 are incorporated herein by reference and made a part of this Prospectus, and all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus but prior to the termination of the offering of the Securities shall be deemed to be incorporated herein by reference and made a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and any amendment or supplement hereto to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any such amendment or supplement.

                  The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Ingersoll-Rand Company, P.O. Box 8738, Woodcliff Lake, New Jersey 07675, Attention: R.G. Heller, Secretary (telephone 201-573-0123).

                                   THE COMPANY

                  Ingersoll-Rand was organized in 1905 under the laws of the State of New Jersey as a consolidation of Ingersoll-Sergeant Drill Company and the Rand Drill Company, whose businesses were established in the early 1870s. Over the years, the Company has supplemented its original business, which consisted primarily of the manufacture and sale of rock drilling equipment, with additional products which have been developed internally or obtained through acquisition.

                  Ingersoll-Rand manufactures and sells primarily non-electrical machinery and equipment, including air compression systems, air tools, pumps, antifriction bearings, construction equipment, architectural hardware and drilling equipment. The products manufactured by Ingersoll-Rand and its subsidiaries and affiliates are sold principally under the name Ingersoll-Rand and also under other names. The manufacturing and sales operations of Ingersoll-Rand are conducted throughout the world.

                  The Company's principal executive offices are at 200 Chestnut Ridge Road, Woodcliff Lake, New Jersey 07675 (telephone 201-573-0123). Unless the context otherwise requires, the terms "Ingersoll-Rand" and "Company" refer to Ingersoll-Rand Company and its consolidated subsidiaries.

                  Pursuant to a Stock Purchase Agreement dated as of September 12, 1997, the Company has agreed to purchase from Westinghouse Electric Corporation all the outstanding capital stock of Thermo King Corporation ("Thermo King"), together with other equity interests and assets related to Thermo King, for an aggregate purchase price of $2.56 billion. Thermo King designs, manufactures and distributes transport temperature control systems and service parts for a variety of mobile applications, including trailers, truck bodies, sea-going containers, buses and light rail cars.

                            THE INGERSOLL-RAND TRUSTS

                  Each of Ingersoll-Rand Financing I and Ingersoll-Rand Financing II is a statutory business trust created under Delaware law pursuant to (i) a separate trust agreement executed by the Company, as Depositor for such trust (the "Depositor"), and the trustees of such trust and (ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware. The trust agreements will be amended and restated in their entirety (each as so amended and restated, a "Trust Agreement") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus is a part and will be qualified as Indentures under the Trust Indenture Act of 1939. Each Ingersoll-Rand Trust exists for the exclusive purposes of (i) issuing the Trust Preferred Securities and common securities representing undivided beneficial interests in the assets of the Trust (the "Trust Common Securities" and, together with the Trust Preferred Securities, the "Trust Securities"), (ii) investing the proceeds received by the Ingersoll-Rand Trust from the sale of the Trust Securities in Corresponding Junior Subordinated Debt Securities and (iii) engaging in only those other activities necessary or incidental thereto. All of the Trust Common Securities will be directly or indirectly owned by the Company. The Trust Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Trust Preferred Securities, except that, upon an event of default under a Trust Agreement, the rights of the holders of the Trust Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Trust Preferred Securities. The Company will directly or indirectly acquire Trust Common Securities in an aggregate liquidation amount equal to 3% of the total capital of each Ingersoll-Rand Trust. Each Ingersoll-Rand Trust has a term of approximately 55 years but may dissolve earlier, as provided in each Trust Agreement. Each Ingersoll-Rand Trust's business and affairs will be conducted by its trustees, including a Property Trustee (as defined below), a Delaware Trustee (as defined below) and three individual trustees (the "Administrative Trustees") who are employees or officers of or affiliated with the Company (collectively, the "Ingersoll-Rand Trustees") appointed by the Company as the direct or indirect holder of all the Trust Common Securities. The holder of the Trust Common Securities of a Trust, or the holders of a majority in liquidation amount of the Related Trust Preferred Securities if an event of default under the Trust Agreement for such Trust has occurred and is continuing, will be entitled to appoint, remove or replace the Property Trustee and/or the Delaware Trustee for such Trust. In no event will the holders of the Trust Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustees; such voting rights are vested exclusively in the holder of the Trust Common Securities. The duties and obligations of the Ingersoll-Rand Trustees shall be governed by the Trust Agreement of such Ingersoll-Rand Trust. One Ingersoll-Rand Trustee of each Ingersoll-Rand Trust will be a financial institution that is not affiliated with the Company and has combined capital and surplus of not less than $50,000,000, which shall act as property trustee and as indenture trustee for the purposes of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), pursuant to the terms set forth in the related Prospectus Supplement (the "Property Trustee"). In addition, unless the Property Trustee maintains a principal place of business in the State of Delaware and otherwise meets the requirements of applicable law, one Ingersoll-Rand Trustee of each Ingersoll-Rand Trust will have a principal place of business or reside in the State of Delaware (the "Delaware Trustee"). The Company will pay all fees and expenses related to the Ingersoll-Rand Trusts and the offering of the Trust Securities.

                  The office of the Delaware Trustee for each Ingersoll-Rand Trust is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The address for each Ingersoll-Rand Trust is c/o the Company, the Depositor of each Trust, at 200 Chestnut Ridge Road, Woodcliff Lake, New Jersey 07675.

                                 USE OF PROCEEDS

                  The Company intends to apply the net proceeds from the sale of the Securities to which this Prospectus relates to its general funds to be used for capital expenditures, acquisitions and other general corporate purposes, including, without limitation, the acquisition of Thermo King. Funds not required immediately for such purposes may be invested in short-term obligations or used to reduce the future level of the Company's commercial paper obligations.

                             SELECTED FINANCIAL DATA

                  The following table sets forth selected financial data of the Company for each of the years in the five year period ended December 31, 1996 and the six month periods ended June 30, 1997 and 1996. Information on a per share basis is presented as reported and restated to reflect the 3-for-2 stock split which was effected in the form of a stock dividend, declared on August 6, 1997 and paid on September 2, 1997 to shareholders of record on August 19, 1997:


                                 SIX MONTHS ENDED
                                     JUNE 30,                              YEARS ENDED DECEMBER 31,
                          ---------------------------   -----------------------------------------------------------------------
                               1997           1996          1996            1995           1994         1993            1992
                              ------         ------        ------          ------         ------       ------          ------
                                                             (IN MILLIONS OF DOLLARS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)
Net sales ..........      $   3,476.8    $   3,366.7    $   6,702.9    $   5,729.0    $   4,507.5    $   4,021.1    $   3,783.8
Net earnings (loss)             189.4          166.8          358.0          270.3          211.1          142.5         (234.4)
Total assets .......          5,903.7        5,695.8        5,621.6        5,563.3        3,596.9        3,375.3        3,387.6
Long-term debt .....          1,164.9        1,303.7        1,163.8        1,304.4          315.9          314.1          355.6
Shareholders' equity          2,231.8        1,927.5        2,090.8        1,795.5        1,531.3        1,349.8        1,293.4
Earnings (loss) per
common share (1) ...              1.75           1.56           3.33           2.55           2.00           1.36          (2.25)
Earnings (loss) per
common share (2) ...              1.16           1.04           2.22           1.70           1.33           0.91          (1.50)
Dividends per common
share (1) ..........              0.41           0.37           0.78           0.74           0.72           0.70           0.69
Dividends per common
share (2) ..........              0.27           0.25           0.52           0.49           0.48           0.47           0.46

------------------------------------

(1)      Prior to the 3-for-2 stock split.

(2)      Restated to give effect to the 3-for-2 stock split.

                       RATIOS OF EARNINGS TO FIXED CHARGES

                  The following table sets forth the ratio of earnings to fixed charges for the Company for each of the years in the five year period ended December 31, 1996 and for the six month period ended June 30, 1997. For the purpose of computing the ratios of earnings to fixed charges, earnings consist of earnings before income taxes and fixed charges, excluding the Company's proportionate share in the undistributed earnings (losses) of less than fifty-percent-owned affiliates (accounted for using the equity method), minority interests and capitalized interest. Fixed charges consist of interest (including capitalized interest), amortization of debt discount and expense and that portion (one-third) of rental expense deemed to be representative of an interest factor included therein.


            SIX MONTH
          PERIOD ENDED
            JUNE 30,                      YEAR ENDED DECEMBER 31,
            --------      -----------------------------------------------------------
              1997         1996          1995        1994        1993            1992
             ------       ------        ------      ------      ------          ------
              5.26        5.01(1)        4.51        5.46        3.69(2)        2.45(3)

------------------------------------

(1) The 1996 calculation includes the effect of a $42.4 million pretax charge mainly relating to the realignment of the Company's foreign operations. The 1996 calculation also includes $55 million of pretax income relating to the sales of the Process Systems Group. Excluding these amounts, the ratio would have been 4.93.
(2) The 1993 calculation includes the effect of the $5 million pretax charge relating to the restructure of the Company's underground mining machinery business. Excluding this amount, the ratio would have been 3.75.
(3) The Company's portion of the earnings and fixed charges of Dresser-Rand Company (a joint venture formed effective January 1, 1987 with Dresser Industries, Inc.) is included through September 30, 1992. Effective October 1, 1992, the Company's ownership interest in Dresser-Rand Company was reduced from 50% to 49%. The 1992 calculation includes (i) the effect of the $10 million pretax charge relating to the restructure of the Company's aerospace bearings business and (ii) the full effect of the $70 million pretax restructure of operations charge relating to Ingersoll-Dresser Pump Company. Excluding the 1992 restructure charges, the ratio would have been 3.35.

                          DESCRIPTION OF CAPITAL STOCK


                  The following description of the Company's capital stock summarizes certain provisions of the Company's Restated Certificate of Incorporation (as it may be amended, the "Certificate of Incorporation"), the Rights Agreement, as amended, between the Company and The Bank of New York, as Rights Agent (the "Rights Agreement") and the New Jersey Business Corporation Act (the "NJBCA") and is subject to and is qualified in its entirety by reference to such documents and provisions.

GENERAL

                  The authorized capital stock of the Company consists of 600,000,000 shares of Common Stock and 10,000,000 shares of preference stock, of which 563,000 shares of Series A Preference Stock (the "Series A Preference Stock") have been reserved for issuance. At June 30, 1997, no shares of the authorized Preference Stock were issued and outstanding and 110,550,296 shares of the authorized Common Stock were issued and outstanding. The Company also had outstanding, as of such date, 55,275,148 Series A Preference Stock Purchase Rights (the "Rights"). On August 6, 1997, the Board of Directors of the Company declared a three-for-two stock split which was paid on September 2, 1997 to shareholders of record on August 19, 1997. See "--Rights Plan."

COMMON STOCK

                  Dividends. Subject to the rights of holders of Preference Stock, the Board of Directors may, in its discretion, out of funds legally available for the payment of dividends and at such times and in such manner as determined by the Board of Directors, declare and pay dividends on the Common Stock.

                  Liquidation, Dissolution and Winding Up. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, after payment in full has been made to the holders of Preference Stock of the amounts to which they are respectively entitled or sufficient sums have been set apart for the payment thereof, the holders of Common Stock shall be entitled to receive ratably any and all assets remaining to be paid or distributed, and the holders of Preference Stock shall not be entitled to share therein.

                  Voting. Except as otherwise expressly provided in the Certificate of Incorporation or as may be required by law, the holders of Common Stock of the Company shall be entitled at all meetings of stockholders to one vote for each share of such stock held by them respectively and shall vote together with the holders of Preference Stock as one class. At all elections of directors, each holder of Common Stock shall be entitled to as many votes as shall equal the number of votes which such holder would be entitled to cast, multiplied by the number of directors to be elected, and such holder may cast all such votes for a single director, or may distribute them, among the number to be voted for or any two or more of such directors.

                  Preemptive Rights. No holder of shares of Common Stock shall have any preemptive or preferential rights to subscribe to or purchase any shares of any class or series of stock of the Company, now or hereafter authorized, or any series convertible into, or warrants or other evidences of optional rights to purchase or subscribe to, shares of any class or series of the Company, now or hereafter authorized.

                  All the outstanding shares of Common Stock are fully paid and non-assessable.

                  The registrar and transfer agent for the Common Stock is The Bank of New York.

PREFERENCE STOCK
                  The Certificate of Incorporation provides for Preference Stock which may be issued, from time to time, in one or more series with certain rights and limitations as may be fixed by the Board of Directors of the Company. The Company has no present plan to issue any Preference Stock other than in accordance with the Rights Plan (as defined herein). However, the Board of Directors of the Company, without stockholder approval, may issue Preference Stock that could adversely affect the voting power of holders of the Common Stock. Issuance of Preference Stock could be utilized, under certain circumstances, in an attempt to prevent a takeover of the Company.

                  The following description sets forth certain general terms and provisions of the Preference Stock to which a Prospectus Supplement may relate. Certain terms of a series of the Preference Stock offered by a Prospectus Supplement will be described in such Prospectus Supplement. If so indicated in the Prospectus Supplement and if permitted by the Certificate of Incorporation and by law, the terms of any such series may differ from the terms set forth below. The following description of the Preference Stock summarizes certain provisions of the Certificate of Incorporation and is subject to and qualified in its entirety by reference to the Certificate of Incorporation and the Certificate of Amendment thereto which will be filed with the Commission promptly after any offering of such series of Preference Stock. The following description, together with any description of the terms of a series of Preference Stock set forth in the related Prospectus Supplement, summarizes all of the material terms of such series of Preference Stock.

                  General. The Board of Directors may cause Preference Stock to be issued from time to time in one or more series and is expressly authorized to fix:

                           (i) the distinctive designation of such series and
                  the number of shares which shall constitute such series, which number may be increased (except as otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by the Board of Directors;

                           (ii) the rate of dividends payable on shares of such
                  series and the date or dates from which dividends shall accumulate;

                           (iii) the terms, if any, on which shares of such
                  series may be redeemed, including, without limitation, the redemption price or prices for such series, which may consist of a redemption price or scale of redemption prices applicable only to redemption in connection with a sinking fund (which term as used herein shall include any fund or requirement for the periodic purchase or redemption of shares), and the same or a different redemption price or scale of redemption prices applicable to any other redemption;

                           (iv) the terms and amount of any sinking fund
                  provided for the purchase or redemption of shares of such series;

                           (v) the amount or amounts which shall be paid to the
                  holders of shares of such series in case of liquidation, dissolution or winding up of the Company, whether voluntary or involuntary;

                           (vi) the terms, if any, upon which the holders of
                  shares of such series may convert shares thereof into stock of any other class or classes or of any one or more series of the same class or of another class or classes; and

                           (vii) such other rights, preferences and limitations
                  as may be permitted to be fixed by the Board of Directors of the Company under the laws of the State of New Jersey as in effect at the time of the creation of such series.

                  All shares of Preference Stock, irrespective of series, shall be of equal rank, and shall be identical in all respects except for the terms fixed by the Board of Directors as permitted in the Certificate of Incorporation. The Board of Directors is authorized to change the designation, rights, preferences and limitations of any series of Preference Stock theretofore established, no shares of which have been issued. The Board of Directors is authorized to amend the Certificate of Incorporation to set forth the designation, number of shares, rights, preferences and limitations of any series of Preference Stock fixed by the Board of Directors, or to reflect any change therein made by the Board of Directors, as permitted in the Certificate of Incorporation.

                  Dividends. The holders of Preference Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the payment of dividends, cumulative dividends in cash at the annual rate for each particular series theretofore fixed by the Board of Directors, payable in respect of each series on the date or dates which shall be fixed by the Board of Directors with respect to each particular series.

                  If at any time there are two or more series of Preference Stock outstanding, any dividend paid upon shares of Preference Stock in an amount less than all dividends accrued and unpaid on all outstanding shares of Preference Stock shall be paid ratably among all series of Preference Stock in proportion to the full amount of dividends accrued and unpaid on each such series.

                  So long as any Preference Stock is outstanding, no dividend shall be paid or declared, nor any distribution be made, on the Common Stock or any other stock of the Company ranking junior to the Preference Stock in the payment of dividends (other than a dividend payable in stock of junior rank), nor shall any shares of Common Stock or any other stock of junior rank be acquired for consideration by the Company or by any subsidiary except in exchange for shares of stock of junior rank unless (i) full dividends on the Preference Stock for all past dividend periods shall have been paid or shall have been declared and a sufficient sum set apart for the payment thereof and
(ii) all obligations of the Company, if any, with respect to the redemption or purchase of shares of Preference Stock in accordance with the requirements of any sinking fund have been met. Subject to the foregoing provisions, such dividends (payable in cash, stock or otherwise) as may be determined from time to time by the Board of Directors may be declared and paid on the Common Stock or any other stock of junior rank out of the remaining funds of the Company legally available for the payment of dividends; and the Preference Stock shall not be entitled to participate in any such dividends, whether payable in cash, stock or otherwise.

                  Redemption. If so provided by the Board of Directors, the Company, at the option of the Board of Directors, or in accordance with the requirements of any sinking fund for the Preference Stock or any series thereof, may redeem the whole or any part of the Preference Stock at any time outstanding, or the whole or any part of any series thereof, at such time or times and from time to time and at such redemption price or prices as may be fixed by the Board of Directors pursuant to the Certificate of Incorporation, together in each case with an amount equal to all unpaid dividends accrued thereon to the date fixed for such redemption, and otherwise upon the terms and conditions fixed by the Board of Directors for any such redemption; provided, however, that no optional redemption of less than all of the Preference Stock shall take place unless (i) full dividends on the Preference Stock for all past dividend periods shall have been paid or declared and a sufficient sum set apart for the payment thereof and (ii) all obligations of the Company, if any, with respect to the redemption or purchase of shares of Preference Stock in accordance with the requirements of any sinking fund have been met. If at any time there are two or more series of Preference Stock outstanding, any amount expended in purchasing or redeeming shares of Preference

Stock pursuant to the provisions of sinking funds therefor which is less than the amount then required to be so expended under all such funds shall be expended ratably among all series of Preference Stock in proportion to the full amount of expenditures of such funds then required in respect of each such series.

                  Liquidation, Dissolution and Winding Up. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each series of Preference Stock then outstanding shall be entitled to receive out of the assets of the Company, before any distribution or payment shall be made to the holders of the Common Stock or any other stock of Company ranking junior to the Preference Stock with respect to the distribution of assets, the amount determined by the Board of Directors in creating such series, plus in each case an amount equal to all unpaid dividends accrued thereon to the date fixed for such payment to the holders of the Preference Stock. If upon any such liquidation, dissolution or winding up, two or more series of Preference Stock are outstanding, any distribution to holders of Preference Stock in an aggregate amount less than the total payable with respect to all outstanding Preference Stock shall be made ratably among all series of Preference Stock in proportion to the full amount payable upon such liquidation, dissolution or winding up in respect of each such series.

                  Voting. The holders of Preference Stock shall have the voting rights set forth below:

                           (a) Except as otherwise expressly provided in the
Certificate of Incorporation or as may be required by law, the holders of Preference Stock shall be entitled at all meetings of stockholders to three votes for each five shares of such stock held by them respectively (a holder of less than five shares being entitled to no vote) and the holders of all series of Preference Stock shall vote together with the holders of Common Stock as one class. At all elections of directors, each holder of Preference Stock shall be entitled to as many votes as shall equal the number of votes which such holder would be entitled to cast, multiplied by the number of directors to be elected, and such holder may cast all such votes for a single director, or may distribute them among the number to be voted for or any two or more of them as such holder may see fit.

                           (b) If and whenever dividends on the Preference Stock
shall be in arrears in an amount equivalent to six quarterly dividends or mandatory sinking fund payments shall be in arrears in an amount equal to the aggregate of all such payments required during one year, then, at any ensuing annual meeting of stockholders at which at least a majority of the outstanding shares of Preference Stock are represented, the holders of Preference Stock of all series thereof then outstanding, voting separately as a class, shall be entitled to elect two directors. Such right of the holders of Preference Stock shall continue to be exercisable until all dividends in arrears on Preference Stock shall have been paid in full or declared and a sum sufficient for the payment thereof set apart and all mandatory sinking fund payments in arrears shall have been paid in full, whereupon such right shall cease. During any time that the holders of Preference Stock are entitled to elect two such directors, they shall also be entitled to participate with the Common Stock in the election of any other directors.

                           (c) Notwithstanding any other provision of the
Certificate of Incorporation:

                                    (i) the affirmative approval of the holders
of at least two-thirds in interest of Preference Stock of all series thereof then outstanding present and voting at a meeting, acting as a single class without regard to series, shall be required for any amendment of the Certificate of Incorporation altering materially and adversely any existing provision of the Preference Stock or for the creation, or an increase in the authorized amount, of any class of stock ranking, as to dividends or assets, prior to the Preference Stock; and

                                    (ii) the affirmative approval of the holders
of at least a majority in interest of Preference Stock of all series thereof then outstanding present and voting at a meeting, acting as a single class without regard to series, shall be required for an increase in the authorized amount of Preference Stock, or for the creation, or an increase in the authorized amount, of any class of stock ranking, as to dividends or assets, on a parity with the Preference Stock;

provided, however, that if any amendment to the Certificate of Incorporation shall affect adversely the rights or preferences of one or more, but not all, of the series of Preference Stock at the time outstanding, or shall unequally adversely affect the rights or preferences of different series of Preference Stock at the time outstanding, the affirmative approval of the holders of at least two-thirds in interest of the shares of each such series so adversely or unequally adversely affected present and voting at a meeting shall be required in lieu of or (if such affirmative approval is required by law) in addition to the affirmative approval of the holders of at least two-thirds in interest of the shares of Preference Stock as a class present and voting at such meeting.

                  Preemptive Rights. No holder of shares of any series of Preference Stock shall have any preemptive or preferential rights to subscribe to or purchase shares of any class or series of stock of the Company, now or hereafter authorized, or any securities convertible into, or warrants or other evidences of optional rights to purchase or subscribe to, shares of any laws or series of the Company, now or hereafter authorized.

                  Other Provisions. Subject to the requirements of paragraph (c) under "--Voting" above, but notwithstanding any other provisions of the Certificate of Incorporation, the Board of Directors, in the resolution or resolutions providing for the issue of any series of Preference Stock, may determine, to the extent that the Board of Directors may be permitted to do so under the laws of the State of New Jersey as in effect at the time of the creation of such series:

                           (i) the voting rights, full or limited, if any, of
the shares of such series; and whether or not and under what conditions the shares of such series (alone or together with the shares of one or more other series having similar provisions) shall be entitled to vote separately as a single class, for the election of one or more additional directors of the Company in case of dividend arrearages or other specified events, or upon other matters;

                           (ii) whether or not and upon what conditions
dividends on shares of such series shall be cumulative and, if cumulative, the date or dates from which dividends shall accumulate;

                           (iii) whether or not the holders of shares of such
series shall have any preemptive or preferential rights to subscribe to or purchase shares of any class or series of stock of the Company, now or hereafter authorized, or any securities convertible into, or warrants or other evidences of optional rights to purchase or subscribe to, shares of any class or series of the Company, now or hereafter authorized; and

                           (iv) whether or not the issuance of additional shares
of such series, or of any shares of any other series, shall be subject to restrictions as to issuance, or as to the preferences, rights and qualifications of any such other series.

VOTING REQUIREMENTS

                  Majority Voting Requirements. Subject to the provisions described below under "--Greater Voting Requirements" and except as otherwise expressly provided in the Certificate of Incorporation or as may be required by law, the majority voting requirements prescribed in subsections 14A:10-3(2) and 14A:12-4(4) and in paragraphs 14A:9-2(4)(c) and 14A:10-11(1)(c) of the NJBCA shall apply to the Company. As a result, in the case of each of (i) a plan of merger or consolidation, (ii) a dissolution of the Company, (iii) an amendment to the Certificate of Incorporation and (iv) a sale, lease, exchange or other disposition of all, or substantially all, of the assets of the Company, any such action shall be approved upon receiving the affirmative vote of a majority of the votes cast by the holders of shares of the Company entitled to vote therein, and, in addition, if any class or series is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each class vote. Such voting requirements shall generally be subject to such greater requirements as are provided in the NJBCA for specific amendments or as may be provided in the Certificate of Incorporation.

                  Greater Voting Requirements. The affirmative vote of the holders of four-fifths of the outstanding shares of all classes of stock of the Company entitled to vote, considered for the purposes of this paragraph as one class, shall be required to authorize (i) the merger or consolidation of the Company or a subsidiary of the Company with or into any other corporation, person or other entity, (ii) any sale, lease, exchange or other disposition of all or any material part of the assets of the Company or of any subsidiary of the Company to or with any other corporation, person or other entity or (iii) any issuance or transfer of securities of the Company upon conversion of or in exchange for the securities or assets of any other corporation, person or entity if (as of the date of any action taken by the Board of Directors with respect to such transaction or as of any record date for the determination of stockholders entitled to notice and to vote with respect thereto or immediately prior to the consummation of such transaction) such other corporation, person or other entity referred to in clause (i), clause (ii) or clause (iii) above is the beneficial owner, directly or indirectly, of more than 10% of any class of capital stock of the Company. For the purposes hereof, any corporation, person or other entity shall be deemed to be the beneficial owner of any shares of capital stock of the Company, (x) which it has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, or (y) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (x) above) by any other corporation, person or other entity with which it has any agreement, arrangement or understanding with respect to the acquisition, holding, voting or disposition of stock or of any material part of the assets of the Company or of it, or which is its "affiliate" or "associate" as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the 1934 Act, as in effect on January 1, 1970. Any determination made in good faith by the Board of Directors, on the basis of information at the time available to it, as to whether any corporation, person or other entity is the beneficial owner of more than 10% of any class of capital stock of the Company, or is an "affiliate" or "associate", as above defined, shall be conclusive and binding for all purposes of this paragraph. The provisions described in this paragraph shall not apply to any agreement for the merger of any subsidiary of the Company with the Company or with another subsidiary of the Company where the Company or such other subsidiary shall be the surviving corporation and where the provisions described in this paragraph shall not be changed or otherwise affected by or by virtue of the merger.

DIRECTORS

                  The Board of Directors shall be divided as equally as may be into three classes, each of which shall consist of such number as the by-laws may from time to time provide, but no class shall consist of less than two members. At each annual election, the successors of the directors of the class whose terms expire in that year are elected to hold office for the term of three years, so that the term of office of one class of directors shall expire in each year. If the number of directors is changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as possible. In case of any increase in the number of directors of any class or classes, the additional directors may be elected by the Board of Directors, but any such director so elected shall hold office only until the next succeeding annual meeting of stockholders and until his successor shall have been elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director. Directors may be removed without cause only upon the affirmative vote of the holders of at least four-fifths of the shares of capital stock entitled to vote for the election of directors. Directors may be removed for cause upon the affirmative vote of two-thirds of the entire Board. The affirmative vote of the holders of at least four-fifths of the shares of capital stock entitled to vote for the election of the directors shall be required for any amendment or deletion of this provision, unless such amendment or deletion shall have been approved by the unanimous vote of the directors then in office, in which case the majority voting requirements of the NJBCA described above shall apply thereto.

                  The provisions of the Certificate of Incorporation relating to directors shall have no application to any directors who may be elected by the holders of Preference Stock or any series thereof, voting as a class or series, as the case may be, pursuant to a right to elect directors conferred upon such holders by reason of default in the payment of dividends, failure to discharge sinking fund obligations or otherwise. Any such directors shall be in addition to the directors to be elected pursuant to the paragraph immediately above and shall be elected in the manner, and serve for such term, as may be provided in the Certificate of Incorporation.

RIGHTS PLAN

                  On December 7, 1988, the Board of Directors of the Company declared a dividend distribution of one Right for each outstanding share of Common Stock of the Company. The dividend was payable on December 22, 1988 to shareholders of record on that date. Each Right entitles the registered holder to purchase from the Company one-hundredth (1/100) of a share of a series of preference stock of the Company, designated as Series A Preference Stock, without par value (the "Series A Preference Stock"), at a price of $130 (the "Purchase Price").

                  On May 6, 1992, the Board of Directors of the Company declared a two-for-one stock split in the form of a dividend distribution of one share of Common Stock for each outstanding share of Common Stock (the "First Common Stock Dividend"). The First Common Stock Dividend was payable on June 1, 1992 to shareholders of record on May 19, 1992. After giving effect to receipt of the First Common Stock Dividend, each holder of a Right was deemed to be the holder of (i) one-half of a Right in respect of the share of Common Stock pursuant to which such Right originally had been issued and (ii) one-half of a Right in respect of the share of Common Stock received by such holder pursuant to the First Common Stock Dividend.

                  On August 6, 1997, the Board of Directors of the Company declared a three-for-two stock split in the form of a dividend distribution of one share of Common Stock for every two outstanding shares of Common Stock (the "Second Common Stock Dividend"). The Second Common Stock Dividend was paid on September 2, 1997 to shareholders of record on August 19, 1997. After giving effect to receipt of the Second Common Stock Dividend, each holder of a Right will be deemed to be the holder of (i) one-third of a Right in respect of the share of Common Stock pursuant to which such Right originally had been issued, (ii) one-third of a Right in respect of the share of Common Stock received by such holder pursuant to the First Common Stock Dividend and (iii) one-third of a Right in respect of the share of Common Stock received by such holder pursuant to the Second Common Stock Dividend.

                  Until the close of business on the Distribution Date, which will occur on the earlier to occur of (i) the tenth day following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") other than the Company, any subsidiary of the Company or any employee benefit plan or employee stock plan of the Company or of any subsidiary of the Company (an "Exempt Person"), has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Common Stock (the "Stock Acquisition Date"), (ii) the declaration by the Board of Directors that any Person is an Adverse Person or (iii) the tenth day after the date of the commencement of, or the first public announcement of the intent of any person (other than an Exempt Person) to commence, a tender offer or exchange offer (other than a tender or exchange offer by an Exempt Person) which would result in the ownership of 15% or more of the outstanding Common Stock (the earlier of such dates being called the "Distribution Date"), the Rights will be represented by and transferred with, and only with, the Common Stock. Until the Distribution Date, new certificates issued for Common Stock after December 22, 1988 contain a legend incorporating the Rights Agreement by reference, and the surrender for transfer of any of the Company's Common Stock certificates constitute the transfer of the Rights associated with the Common Stock represented by such certificates. As soon as practicable following the Distribution Date, separate Right Certificates will be mailed to holders of record of the Common Stock at the close of business on the Distribution Date, and thereafter the separate certificates alone will evidence the Rights.

                  The Rights are not exercisable until the Distribution Date. The Rights will expire at the close of business on December 22, 1998, unless earlier redeemed by the Company as described below.

                  The Series A Preference Stock will be nonredeemable and, unless otherwise provided in connection with the creation of a subsequent series of Preference Stock, subordinate to any other series of Preference Stock. The Series A Preference Stock will, however, rank prior to the Common Stock. The Series A Preference Stock may not be issued except upon exercise of Rights. Each share of Series A Preference Stock will be entitled to receive when, as and if declared, a quarterly dividend in an amount per share equal to 100 times the cash dividends declared on the Company's Common Stock. In addition, the Series A Preference Stock is entitled to 100 times any non-cash dividends (other than dividends payable in equity securities) declared on the Common Stock, in like kind. In the event of a default on such dividends, the holders of the Series A Preference Stock (together with the holders of any other Preference Stock similarly entitled) will be entitled to elect two directors. In the event of liquidation, the holders of Series A Preference Stock will be entitled to receive a liquidation payment in an amount equal to 100 times the payment made per share of Common Stock. Each share of Series A Preference Stock will have 100 votes, voting together with the Common Stock and not as a separate class unless otherwise required by law or the Certificate of Incorporation. In the event of any merger, consolidation or other transaction in which common shares are exchanged, each share of Series A Preference Stock will be entitled to receive 100 times the amount received per share of Common Stock. The rights of the Series A Preference Stock as to dividends, liquidation and voting are protected by antidilution provisions.

                  The Purchase Price payable, and the number of shares of Series A Preference Stock or other securities or property issuable upon exercise of the Rights, are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of the Series A Preference Stock, (ii) upon the grant to holders of the Series A Preference Stock of certain rights or warrants to subscribe for Series A Preference Stock or convertible securities at less than the current market price of the Series A Preference Stock or (iii) upon the distribution to holders of the Series A Preference Stock of evidences of indebtedness or assets (excluding regular cash dividends and dividends payable in Series A Preference Stock) or of subscription rights or warrants (other than those referred to above).

                  If (i) any Person (other than an Exempt Person) becomes the beneficial owner of 15% or more of the then outstanding shares of Common Stock,
(ii) the Board of Directors of the Company, by majority vote, shall declare any Person to be an Adverse Person, (iii) any Acquiring Person, Adverse Person or any affiliates or associates thereof engages in one or more "self-dealing" transactions as described in the Rights Agreement, then each holder of a Right, other than the Acquiring Person or Adverse Person, will have the right to receive in lieu of Series A Preference Stock, upon payment of the Purchase Price, a number of shares of Common Stock having a market value equal to twice the Purchase Price. This same right will be available to each holder of record of a Right, other than the Acquiring Person or Adverse Person, if, while there is an

Acquiring Person or Adverse Person, there occurs any reclassification of securities, any recapitalization of the Company, or any merger or consolidation or other transaction involving the Company or any of its subsidiaries which has the effect of increasing by more than 1% the proportionate ownership interest of the Company or any of its subsidiaries which is owned or controlled by the Acquiring Person or Adverse Person. Alternatively, at any time after any person or group acquires 15% or more of the Common Stock or the Board of Directors determines that a Person is an Adverse Person, the Board of Directors of the Company may exchange one share of the Common Stock (or an equivalent share of the Series A Preference Stock) for each outstanding Right other than Rights held by an Acquiring Person or Adverse Person, which become void. To the extent that insufficient shares of Common Stock are available for the exercise in full of the Rights, holders of Rights will receive upon exercise shares of Common Stock to the extent available and then Series A Preference Stock, cash, property or other securities of the Company (which may be accompanied by a reduction in the Purchase Price), in proportions determined by the Company, so that the aggregate value received is equal to twice the Purchase Price. Rights are not exercisable following the occurrence of the events described in this paragraph until the expiration of the period during which the Rights may be redeemed as described below. Notwithstanding the foregoing, following the occurrence of the events described in this paragraph, Rights that are (or, under certain circumstances, Rights that were) beneficially owned by an Acquiring Person or an Adverse Person will be void.

                  Unless the Rights are redeemed earlier, if, after the Stock Acquisition Date or the declaration by the Board of Directors that a person is an Adverse Person, the Company is acquired in a merger or other business combination (in which any shares of the Common Stock are changed into or exchanged for other securities or assets) or more than 50% of the assets or earning power of the Company and its subsidiaries (taken as a whole) were to be sold or transferred in one or a series of related transactions, the Rights Agreement provides that proper provision shall be made so that each holder of record of a Right will from and after that time have the right to receive, upon payment of the Purchase Price, that number of shares of common stock of the acquiring company which has a market value at the time of such transaction equal to two times the Purchase Price.

                  Fractions of shares of Series A Preference Stock may, at the election of the Company, be evidenced by depositary receipts. The Company may also issue cash in lieu of fractional shares which are not integral multiples of one one-hundredth of a share.

                  At any time until ten days following the Stock Acquisition Date or the declaration by the Board of Directors that a person is an Adverse Person (subject to extension by the Board of Directors), the Board of Directors (with the concurrence of a majority of the Independent Directors) may cause the Company to redeem the Rights in whole, but not in part, at a price of $0.01 per Right. Under certain circumstances set forth in the Rights Agreement, the decision to redeem shall require the concurrence of a majority of the Independent Continuing Directors. Immediately upon the action of the Board of Directors of the Company authorizing redemption of the Rights, the right to exercise the Rights will terminate, and the only right of the holders of Rights will be to receive the Redemption Price without any interest thereon. The term "Independent Directors" means any member of the Board of Directors of the Company who is not an officer of the Company. The term "Independent Continuing Directors" means any Independent Director who was a member of the Board of Directors immediately prior to the time that any Person shall become an Acquiring Person or Adverse Person, and any Independent Director who becomes a member of the Board of Directors subsequent to the time that any Person shall become an Acquiring Person or Adverse Person if such Independent Director is recommended or nominated to election on the Board of Directors by a majority of the Independent Continuing Directors, but shall not include an Acquiring Person or Adverse Person, or any representative of such Acquiring Person or Adverse Person.

                  Until the close of business on the tenth day following the Stock Acquisition Date or the declaration by the Board of Directors that a person is an Adverse Person, and thereafter for as long as the Rights are redeemable, the Board of Directors (with the concurrence of a majority of the Independent Directors) may cause the Company to amend the Rights in any manner, including an amendment to extend the time period in which the Rights may be redeemed, but no such amendment shall alter the redemption price, the date of expiration of the Rights, or the number of one one-hundredths of a share of Series A Preference Stock for which a Right is exercisable. At any time when the Rights are not then redeemable, the Company (with the concurrence of a majority of the Independent Continuing Directors) may amend the Rights in any manner that does not adversely affect the interests of holders of the Rights as such.

                  Until a Right is exercised, the holder, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

                         DESCRIPTION OF DEBT SECURITIES

                  The following description of Debt Securities sets forth certain general terms and provisions of Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Debt Securities") and the extent, if any, to which such general provisions do not apply to the Offered Debt Securities will be described in the Prospectus Supplement relating to such Offered Debt Securities.

                  The Company may issue Debt Securities either separately, or together with, or upon the conversion of or in exchange for, other Securities. The Debt Securities may be (i) senior unsecured obligations (the "Senior Debt Securities") of the Company issued in one or more series under an Indenture dated as of August 1, 1986, as supplemented (as so supplemented, the "Senior Indenture") between the Company and The Bank of New York, as Trustee (the "Senior Trustee"), (ii) senior subordinated unsecured obligations (the "Senior Subordinated Debt Securities") of the Company issued in one or more series under an Indenture (the "Senior Subordinated Indenture") to be entered into between the Company and a trustee to be named therein (the "Senior Subordinated Trustee") or (iii) junior subordinated unsecured obligations (the "Junior Subordinated Debt Securities") of the Company issued in one or more series under an Indenture (the "Junior Subordinated Indenture") to be entered into between the Company and a trustee to be named therein (the "Junior Subordinated Trustee"). The Senior Indenture, the Senior Subordinated Indenture and the Junior Subordinated Indenture are sometimes hereinafter referred to, collectively, as the "Indentures, and, individually, as an "Indenture"; and the Senior Trustee, Senior Subordinated Trustee and Junior Subordinated Trustee are sometimes hereinafter referred to, collectively, as the "Trustees" or individually, as a "Trustee."

                  The following summaries of certain provisions of the Indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of each Indenture, including the definitions therein of certain terms. Numerical references in parentheses below are to sections in the applicable Indenture or Indentures. Whenever particular sections or defined terms of an Indenture are referred to, such sections or defined terms are incorporated herein by reference.

GENERAL

                  The Indentures do not limit the amount of Debt Securities which may be issued thereunder and provide that Debt Securities may be issued thereunder from time to time in one or more series up to the aggregate principal amount which may be authorized from time to time by the Company. Except as described below, the Indentures do not limit the amount of other indebtedness or securities which may be issued by the Company.

                  Reference is made to the Prospectus Supplement relating to the particular series of Offered Debt Securities offered thereby for the following terms of such series of Offered Debt Securities: (1) the designation, aggregate principal amount and authorized denominations of such Offered Debt Securities;
(2) the purchase price of such Offered Debt Securities (expressed as a percentage of the principal amount thereof); (3) the date or dates on which such Offered Debt Securities will mature; (4) the rate or rates per annum, if any (which may be fixed or variable), at which such Offered Debt Securities will bear interest or the method by which such rate or rates will be determined; (5) the dates on which such interest will be payable and the record dates for payment of interest, if any; (6) the coin or currency in which payment of the principal of (and premium, if any) or interest, if any, on such Offered Debt Securities will be payable; (7) the terms of any mandatory or optional redemption (including any sinking fund) or any obligation of the Company to repurchase Offered Debt Securities; (8) whether such Offered Debt Securities are to be issued in whole or in part in the form of one or more temporary or permanent global Debt Securities ("Global Notes") and, if so, the identity of the depositary, if any, for such Global Note or Notes; (9) whether such Offered Debt Securities will be Senior Debt Securities, Senior Subordinated Debt Securities or Junior Subordinated Debt Securities; (10) the terms, if any, upon which such Debt Securities may be convertible into or exchangeable for other Securities; (11) in the case of Corresponding Junior Subordinated Debt Securities, the form of Trust Agreement and Guarantee Agreement and any other provisions relating to deferral of interest, extension of maturity and any other covenants and provisions applicable thereto; and (12) any other additional provisions or specific terms which may be applicable to that series of Offered Debt Securities.

                  Principal, premium, if any, and interest, if any, will be payable, and the Debt Securities will be transferable or exchangeable, at the office or agency of the Company maintained for such purposes in the Borough of Manhattan, The City of New York, provided that payment of interest on any Debt Securities may, at the option of the Company, be made by check mailed to the registered holders. Interest, if any, will be payable on any interest payment date to the persons in whose names the Debt Securities are registered at the close of business on the record date with respect to such interest payment date.

                  Unless otherwise indicated in the Prospectus Supplement relating thereto, the Debt Securities will be issued only in fully registered form without coupons in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any registration of, transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

                  Some or all of the Debt Securities may be issued as discounted Debt Securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such discounted Debt Securities will be described in the Prospectus Supplement relating thereto.

RANKING OF DEBT SECURITIES

                  The Senior Debt Securities will be unsecured unsubordinated obligations of the Company and will rank on a parity in right of payment with all other unsecured and unsubordinated indebtedness of the Company. The Senior Subordinated Debt Securities will be unsecured senior subordinated obligations of the Company and will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined in the supplemental indenture and the applicable Prospectus Supplement) of the Company, including the Senior Debt Securities. The Junior Subordinated Debt Securities will be unsecured junior subordinated obligations of the Company and will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined in the applicable Prospectus Supplement) of the Company, including the Senior Debt Securities and the Senior Subordinated Debt Securities). See "--Subordination of Senior Subordinated and Junior Subordinated Debt Securities."

CONVERSION AND EXCHANGE

                  The terms, if any, on which Debt Securities of any series are convertible into or exchangeable for Common Stock, Preference Stock or other Debt Securities will be set forth in the applicable Prospectus Supplement. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holders or at the option of the Company.

GLOBAL NOTES
                  The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Notes that will be deposited with or on behalf of a depositary located in the United States (a "U.S. Depositary") identified in the Prospectus Supplement relating to such series.

                  The specific terms of the depositary arrangement with respect to any Debt Securities of a series will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

                  Unless otherwise specified in an applicable Prospectus Supplement, Debt Securities which are to be represented by a Global Note to be deposited with or on behalf of a U.S. Depositary will be represented by a Global Note registered in the name of such depositary or its nominee. Upon the issuance of a Global Note in registered form, the U.S. Depositary for such Global Note will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Note to the accounts of institutions that have accounts with such depositary or its nominee ("participants"). The accounts to be credited shall be designated by the underwriters or agents of such Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in such Global Notes will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Notes will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the U.S. Depositary or its nominee for such Global Notes. Ownership of beneficial interests in Global Notes by persons that hold such beneficial interests through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Note.

                  So long as the U.S. Depositary for a Global Note in registered form, or its nominee, is the registered owner of such Global Note, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Note for all purposes under the applicable Indenture governing such Debt Securities. Except as set forth below, owners of beneficial interests in such Global Notes will not be entitled to have Debt Securities of the series represented by such Global Notes registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the applicable Indenture.

                  Payment of principal of, premium, if any, and any interest on Debt Securities registered in the name of or held by a U.S. Depositary or its nominee will be made to the U.S. Depositary or its nominee, as the case may be, as the registered owner or the holder of the Global Note representing such Debt Securities. None of the Company, the Trustee, any Paying Agent or the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

                  The Company expects that the U.S. Depositary for Debt Securities of a series, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Note, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of such depositary. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participants.

                  A Global Note may not be transferred except as a whole by the U.S. Depositary for such Global Note to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. If a U.S. Depositary for Debt Securities of a series is at any time unwilling or unable to continue as a depositary and a successor depositary is not appointed by the Company within ninety days, the Company will issue Debt Securities in definitive registered form in exchange for the Global Note or Notes representing such Debt Securities. In addition, the Company may at any time and in its sole discretion determine not to have any Debt Securities in registered form represented by one or more Global Notes and, in such event, will issue Debt Securities in definitive form in exchange for the Global Note or Notes representing such Debt Securities. In any such instance, an owner of a beneficial interest in a Global Note will be entitled to physical delivery in definitive form of Debt Securities of the series represented by such Global Note equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name.

CERTAIN COVENANTS OF THE COMPANY

                  SENIOR DEBT SECURITIES. The Senior Debt Securities will include the following covenants:

                  Limitation on Liens. Unless otherwise indicated in the Prospectus Supplement relating to a series of Senior Debt Securities, the Company will not, and will not permit any Restricted Subsidiary to, create, assume or guarantee any indebtedness for money borrowed, secured by any mortgage, lien, pledge, charge or other security interest or encumbrance (hereinafter referred to as a "Mortgage" or "Mortgages") on any Principal Property of the Company or a Restricted Subsidiary or on any shares or Funded Indebtedness of a Restricted Subsidiary (whether such Principal Property, shares or Funded Indebtedness are now owned or hereafter acquired) without, in any such case, effectively providing concurrently with the creation, assumption or guaranteeing of such indebtedness that the Senior Debt Securities (together, if the Company shall so determine, with any other indebtedness then or thereafter existing, created, assumed or guaranteed by the Company or such Restricted Subsidiary ranking equally with the Senior Debt Securities) shall be secured equally and ratably with or prior to such indebtedness. The Senior Indenture excludes, however, from the foregoing any indebtedness secured by a Mortgage (including any extension, renewal or replacement of any Mortgage hereinafter specified or any indebtedness secured thereby, without increase of the principal of such indebtedness) (i) on property, shares or Funded Indebtedness of any corporation existing at the time such corporation becomes a Restricted Subsidiary; (ii) on property existing at the time of acquisition of such property, or to secure indebtedness incurred for the purpose of financing the purchase price of such property or improvements or construction thereon which indebtedness is incurred prior to or within 180 days after the later of such acquisition, completion of such construction or the commencement of commercial operation of such property; (iii) on property, shares or Funded Indebtedness of a corporation existing at the time such corporation is merged into or consolidated with the Company or a Restricted Subsidiary, or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary; (iv) on property of a Restricted Subsidiary to secure indebtedness of such Restricted Subsidiary to the Company or another Restricted Subsidiary; (v) on property of the Company or a Restricted Subsidiary in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Mortgage; or (vi) existing at the date of the Senior Indenture; provided, however, that any Mortgage permitted by any of the foregoing clauses (i), (ii), (iii) and (v) shall not extend to or cover any property of the Company or such Restricted Subsidiary, as the case may be, other than the property specified in such clauses and improvements thereto. See also "Exempted Indebtedness" below.

                  Limitation on Sale and Leaseback Transactions. Unless otherwise indicated in the Prospectus Supplement relating to a series of Senior Debt Securities, sale and leaseback transactions (which are defined in the Senior Indenture to exclude leases expiring within three years of making, leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries and any lease of part of a Principal Property, which has been sold, for use in connection with the winding up or termination of the business conducted on such Principal Property) by the Company or any Restricted Subsidiary of any Principal Property are prohibited, unless (a) the Company would be entitled to incur indebtedness secured by a Mortgage on such Principal Property (see "Limitations on Liens" above) or (b) an amount equal to the fair value of the Principal Property so leased (as determined by the Board of Directors of the Company) is applied within 180 days to the retirement (otherwise than by payment at maturity or pursuant to mandatory sinking funds) of Senior Debt Securities or Funded Indebtedness of the Company or any Restricted Subsidiary on a parity with the Senior Debt Securities or to purchase, improve or construct Principal Properties. See also "Exempted Indebtedness" below.

                  Exempted Indebtedness. Notwithstanding the limitations on Mortgages and sale and leaseback transactions described above, the Company or any Restricted Subsidiary may, in addition to amounts permitted under such restrictions, create, assume or guarantee secured indebtedness or enter into sale and leaseback transactions which would otherwise be prohibited, provided that at the time of such event, and after giving effect thereto, the sum of such outstanding secured indebtedness plus the Attributable Debt in respect of such sale and leaseback transactions (other than sale and leaseback transactions entered into prior to the date of the Senior Indenture and sale and leaseback transactions whose proceeds have been applied in accordance with clause (b) under "Limitation on Sale and Leaseback Transactions") does not exceed 5% of the shareholders' equity in the Company and its consolidated Subsidiaries. "Attributable Debt" means, as of any particular time, the then present value of the total net amount of rent required to be paid under such leases during the remaining terms thereof (excluding any renewal term unless the renewal is at the option of the lessor), discounted at the actual interest factor included in such rent, or, if such interest factor is not readily determinable, then at the rate of 8-3/8% per annum.

                  Restrictions Upon Merger and Sales of Assets. Upon any consolidation or merger of the Company with or into any other corporation or any sale, conveyance or lease of all or substantially all the property of the Company to any other corporation, the corporation (if other than the Company) formed by such consolidation, or into which the Company shall have been merged, or the corporation which shall have acquired or leased such property (which corporation shall be a solvent corporation organized under the laws of the United States of America or a State thereof or the District of Columbia) shall expressly assume the due and punctual payment of the principal of and premium, if any, and interest, if any, on all of the Senior Debt Securities. The Company will not so consolidate or merge, or make any such sale, lease or other disposition, and the Company will not permit any other corporation to merge into the Company, unless immediately after giving effect thereto, the Company or such successor corporation, as the case may be, will not be in default under the Senior Indenture. If, upon any such consolidation, merger, sale, conveyance or lease, or upon any consolidation or merger of any Restricted Subsidiary, or upon the sale, conveyance or lease of all or substantially all the property of any Restricted Subsidiary to any other corporation, any Principal Property or any shares or Funded Indebtedness of any Restricted Subsidiary would become subject to any Mortgage, the Company will secure the due and punctual payment of the principal of, premium, if any, and interest, if any, on the Senior Debt Securities (together with, if the Company shall so determine, any other indebtedness of or guarantee by the Company or such Restricted Subsidiary ranking equally with the Senior Debt Securities) by a Mortgage, the lien of which will rank prior to the lien of such Mortgage of such other corporation on all assets owned by the Company or such Restricted Subsidiary.

                  Certain Definitions. The term "Principal Property" means any manufacturing plant or other manufacturing facility of the Company or any Restricted Subsidiary, which plant or facility is located within the United States of America, except any such plant or facility which the Board of Directors by resolution declares is not of material importance to the total business conducted by the Company and its Restricted Subsidiaries. The term "Funded Indebtedness" means indebtedness created, assumed or guaranteed by a person for money borrowed which matures by its terms, or is renewable by the borrower to a date, more than one year after the date of its original creation, assumption or guarantee. The term "Restricted Subsidiary" means any Subsidiary which owns a Principal Property excluding, however, any corporation the greater part of the operating assets of which are located or the principal business of which is carried on outside the United States of America. The term "Subsidiary" means any corporation of which at least a majority of the outstanding stock having voting power under ordinary circumstances to elect a majority of the board of directors of said corporation shall at the time be owned by the Company or by the Company and one or more Subsidiaries or by one or more Subsidiaries.

                  SENIOR SUBORDINATED DEBT SECURITIES. The Senior Subordinated Debt Securities will include those covenants which may be set forth in the Prospectus Supplement to which such Debt Securities relate, including the following:

                  Restrictions Upon Merger and Sales of Assets. Upon any consolidation or merger of the Company with or into any other corporation or any sale, conveyance or lease of all or substantially all the property of the Company to any other corporation, the corporation (if other than the Company) formed by such consolidation, or into which the Company shall have been merged, or the corporation which shall have acquired or leased such property (which corporation shall be a solvent corporation organized under the laws of the United States of America or a State thereof or the District of Columbia) shall expressly assume the due and punctual payment of the principal of and premium, if any, and interest, if any, on all of the Senior Subordinated Debt Securities. The Company will not so consolidate or merge, or make any such sale, lease or other disposition, and the Company will not permit any other corporation to merge into the Company, unless immediately after giving effect thereto, the Company or such successor corporation, as the case may be, will not be in default under the Senior Subordinated Indenture.

                  Anti-Layering Restriction. The Senior Subordinated Debt Securities will also include a covenant prohibiting the Company from incurring indebtedness which is subordinated to any other indebtedness of the Company unless such indebtedness is made (i) pari passu in right of payment to such Senior Subordinated Debt Securities or (ii) subordinate in right of payment to such Senior Subordinated Debt Securities.

                  JUNIOR SUBORDINATED DEBT SECURITIES. The Junior Subordinated Debt Securities will include those covenants which may be set forth in the Prospectus Supplement to which such Debt Securities relate, including the following:

                  Restrictions Upon Merger and Sales of Assets. Upon any consolidation or merger of the Company with or into any other corporation or any sale, conveyance or lease of all or substantially all the property of the Company to any other corporation, the corporation (if other than the Company) formed by such consolidation, or into which the Company shall have been merged, or the corporation which shall have acquired or leased such property (which corporation shall be a solvent corporation organized under the laws of the United States of America or a State thereof or the District of Columbia) shall expressly assume the due and punctual payment of the principal of and premium, if any, and interest, if any, on all of the Junior Subordinated Debt Securities. The Company will not so consolidate or merge, or make any such sale, lease or other disposition, and the Company will not permit any other corporation to merge into the Company, unless immediately after giving effect thereto, the Company or such successor corporation, as the case may be, will not be in default under the Junior Subordinated Indenture. In the case of Corresponding Junior Subordinated Debt Securities, any such transaction must also be permitted under the related Trust Agreement and Guarantee and must not give rise to any breach or violation of the related Trust Agreement and Guarantee.

                  In addition, in the event Corresponding Junior Subordinated Debt Securities are issued to an Ingersoll-Rand Trust or a trustee of such Trust in connection with the issuance of Trust Securities by such Ingersoll-Rand Trust, such Corresponding Junior Subordinated Debt Securities subsequently may be distributed pro rata to the holders of such Trust Securities in connection with the dissolution of such Ingersoll-Rand Trust upon the occurrence of certain events described in the Prospectus Supplement relating to such Trust Securities. Only one series of Corresponding Junior Subordinated Debt Securities will be issued to an Ingersoll-Rand Trust or a trustee of such Trust in connection with the issuance of Trust Securities by such Ingersoll-Rand Trust.

                  Unless otherwise provided in the applicable Prospectus Supplement, if Corresponding Junior Subordinated Debt Securities are issued to an Ingersoll-Rand Trust or a trustee of such Trust in connection with the issuance of Trust Securities by such Ingersoll-Rand Trust and (i) there shall have occurred an event that would constitute an Event of Default, (ii) the Company shall be in default with respect to its payment of any obligations under the related Trust Preferred Guarantee or Trust Common Guarantee or (iii) the Company shall have given notice of its election to defer payments of interest on such Corresponding Junior Subordinated Debt Securities by extending the interest payment period as provided in the Indenture and such period, or any extension thereof, shall be continuing, then (a) the Company shall not declare or pay any dividend on, make any distribution with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock, and (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities which rank pari passu with or junior to such Corresponding Junior Subordinated Debt Securities; provided that the foregoing restriction does not apply to any stock dividends paid by the Company where the dividend stock is of the same class as that of the stock held by the holders receiving the dividend.

                  If provided in the applicable Prospectus Supplement, the Company will have the right at any time and from time to time during the term of any series of Corresponding Junior Subordinated Debt Securities to defer payment of interest for up to such number of consecutive interest payment periods as may be specified in the applicable Prospectus Supplement (each, an "Extension Period"), subject to the terms, conditions and covenants, if any, specified in such Prospectus Supplement, provided that such Extension Period may not extend beyond the Stated Maturity of such series of Corresponding Junior Subordinated Debt Securities. Certain United States federal income tax consequences and special considerations applicable to any such Corresponding Junior Subordinated Debt Securities will be described in the applicable Prospectus Supplement.

                  In the Junior Subordinated Indenture, the Company, as borrower, will agree to pay to each Trust all debts and other obligations (other than with respect to the Trust Securities) and all costs and expenses of such Trust (including costs and expenses relating to the organization of such Trust, the fees and expenses of the related Ingersoll-Rand Trustees and the costs and expenses relating to the operation of such Trust) and the offering of the Trust Preferred Securities, and to pay any and all taxes, duties, assessments or other similar governmental charges (other than United States withholding taxes), and all costs and expenses with respect to the foregoing, to which such Trust might become subject.

EVENTS OF DEFAULT

                  As to each series of Debt Securities, an Event of Default is defined in each Indenture as being: default in payment of any interest or any sinking fund payment on such series which continues for 30 days (subject to the deferral of any interest payment in the case of an Extension Period in the case of the Junior Subordinated Indenture); default in payment of any principal or premium, if any, on such series; default after written notice in performance of any other covenant in such Indenture (other than a covenant included solely for the benefit of Debt Securities of another series) which continues for 90 days; certain events in bankruptcy, insolvency or reorganization; or other Events of Default specified in or pursuant to a Board Resolution or in a supplemental indenture. Each Indenture provides that the Trustee may withhold notice to the holders of Debt Securities of such series of any default (except in payment of principal, interest, if any, or premium, if any, on such series or in payment of any sinking fund installment on such series) if the Trustee considers it in the interest of such holders to do so.

                  In case an Event of Default shall occur and be continuing with respect to the Debt Securities of any series, the Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities then outstanding of that series may declare the principal of the Debt Securities of such series (or, if the Debt Securities of that series were issued as discounted Debt Securities, such portion of the principal as may be specified in the terms of that series) to be due and payable and, in the case of Corresponding Junior Subordinated Debt Securities, should the Trustee or the holders of such Corresponding Junior Subordinated Debt Securities fail to make such declaration, the holders of at least 25% in aggregate liquidation amount of the Related Trust Preferred Securities shall have such right. Any Event of Default with respect to the Debt Securities of any series (except defaults in payment of principal or premium, if any, or interest, if any, on the Debt Securities of such series) may be waived by the holders of a majority in aggregate principal amount of the Debt Securities of that series then outstanding. In the case of Corresponding Junior Subordinated Debt Securities of a series, should the holders of such Corresponding Junior Subordinated Debt Securities fail to annul a declaration or waive such default, the holders of a majority in aggregate liquidation amount of the series of Related Trust Preferred Securities affected shall have such right.

                  Subject to the provisions of each Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee is under no obligation to exercise any of the rights or powers under such Indenture at the request, order or direction of any of the holders of Debt Securities, unless such holders shall have offered to the Trustee reasonable security or indemnity. Subject to such provisions for the indemnification of the Trustee and certain limitations contained in each Indenture, the holders of a majority in principal amount of the Debt Securities of any series then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of such series. In case an Event of Default shall occur and be continuing as to a series of Corresponding Junior Subordinated Debt Securities, the Property Trustee will have the right to declare the principal of and the interest on such Corresponding Junior Subordinated Debt Securities, and any other amounts payable under the Junior Subordinated Indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to such Corresponding Junior Subordinated Debt Securities. The Company is required annually to deliver to the Trustee an officers' certificate stating whether or not the signers have knowledge of any default in performance by the Company of the covenants described above.

                  If an Event of Default with respect to a series of Corresponding Junior Subordinated Debt Securities has occurred and is continuing and such event is attributable to the failure of the Company to pay interest, premium (if any) or principal on such Corresponding Junior Subordinated Debt Securities on the date such interest, premium (if any) on principal is due and payable, a holder of Related Trust Preferred Securities may institute a legal proceeding directly against the Company for enforcement of payment to such holder of the principal of or interest or premium (if any) on such Corresponding Junior Subordinated Debt Securities having a principal amount equal to the aggregate liquidation amount of the Related Trust Preferred Securities of such holder (a "Direct Action"). The Company may not amend the Junior Subordinated Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the Trust Preferred Securities outstanding. If the right to bring a Direct Action is removed, the applicable Trust may become subject to the reporting obligations under the Exchange Act. The Company shall have the right under the Junior Subordinated Indenture to set-off any payment made to such holder of Trust Preferred Securities by the Company in connection with a Direct Action.

                  The holders of the Trust Preferred Securities will not be able to exercise directly any remedies other than those set forth in the preceding paragraph available to the holders of the Corresponding Junior Subordinated Debt Securities unless there shall have been an event of default under the Trust Agreement.

DEFEASANCE

                  Each Indenture provides that the Company, at its option, (a) will be discharged from any and all obligations with respect to any series of Debt Securities (except for certain obligations which include registering the transfer or exchange of the Debt Securities, replacing stolen, lost or mutilated Debt Securities, maintaining payment agencies and holding monies for payment in trust) or (b) need not comply with certain restrictive covenants of such Indenture as to any series of Debt Securities (in the case of Senior Debt Securities as described above under "Certain Covenants of the Company--Limitation on Liens", "Limitation on Sale and Leaseback Transactions" and the last sentence of "Restrictions Upon Merger and Sales of Assets"), in each case upon the deposit with the Trustee (and in the case of a discharge 91 days after such deposit), in trust, of money, or U.S. Government Obligations, or a combination thereof, which, through the payment of interest thereon and principal thereof in accordance with their terms, will provide money, in an amount sufficient to pay all the principal (including any mandatory sinking fund payments, if any) of, and interest, if any, or premium, if any, on the Debt Securities of such series on the dates such payments are due in accordance with the terms of such Debt Securities to their stated maturities or to and including a redemption date which has been irrevocably designated by the Company for redemption of such Debt Securities. To exercise any such option, the Company is required to meet certain conditions, including delivering to the Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the Debt Securities to recognize income, gain or loss for Federal income tax purposes and, in the case of a discharge pursuant to clause (a), accompanied by a ruling of the United States Internal Revenue Service (the "IRS") to such effect or an opinion of counsel to such effect based upon a ruling of the IRS.

MODIFICATION OF THE INDENTURES

                  Each Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than 66-2/3% in principal amount of the outstanding Debt Securities of all series affected by such modification (voting as one class), to modify such Indenture or the rights of the holders of the Debt Securities, except that no such modification shall, without the consent of the holder of each Debt Security so affected, (i) change the maturity of any Debt Security, or reduce the rate or extend the time of payment of interest thereon, or reduce the principal amount thereof (including, in the case of a discounted Debt Security, the amount payable thereon in the event of acceleration) or any redemption premium thereon, or change the place or medium of payment of such Debt Security, or impair the right of any holder to institute suit for payment thereof or (ii) reduce the percentage of Debt Securities, the consent of the holders of which is required for any such modification or for certain waivers under such Indenture, provided that, in the case of Corresponding Junior Subordinated Debt Securities, so long as any Related Trust Preferred Securities remain outstanding, (a) no such modification may be made that adversely affects the holders of such Trust Preferred Securities in any material respect, and no termination of the Junior Subordinated Indenture may occur, and no waiver of any Event of Default or compliance with any covenant under the Junior Subordinated Indenture may be effective, without the prior consent of the holders of at least a majority of the aggregate liquidation amount of all Related Trust Preferred Securities affected unless and until the principal of the Corresponding Junior Subordinated Debt Securities and all accrued and unpaid interest thereon have been paid in full and certain other conditions have been satisfied, and (b) where a consent under the Junior Subordinated Indenture would require the consent of each holder of Corresponding Junior Subordinated Debt Securities, no such consent shall be given by the Property Trustee without the prior consent of each holder of Related Trust Preferred Securities.

SUBORDINATION OF SENIOR SUBORDINATED AND JUNIOR SUBORDINATED DEBT SECURITIES

                  The payment of the principal of, premium, if any, and interest, if any, on the Senior Subordinated Debt Securities and the Junior Subordinated Debt Securities will be subordinated, to the extent and in the manner set forth in the Senior Subordinated Indenture and Junior Subordinated Indenture, respectively, and as may be further described in the applicable Prospectus Supplement, in right of payment to the prior payment in full in cash or cash equivalents of all Senior Indebtedness which may at any time and from time to time be outstanding.

                  Unless otherwise provided in the applicable Prospectus Supplement with respect to an issue of Senior Subordinated Debt Securities or Junior Subordinated Debt Securities, in the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to the Company or its assets, or any liquidation, dissolution or other winding-up of the Company, whether voluntary or involuntary, or any assignment for the benefit of creditors or other marshalling of assets or liabilities of the Company, all Senior Indebtedness of the Company must be paid in full or such payment must be provided for before any payment or distribution (excluding the distribution of certain permitted equity or subordinated securities) is made on account of the principal, premium, if any, sinking fund, if any, or interest, if any, on any Senior Subordinated Debt Securities or Junior Subordinated Debt Securities, as the case may be.

                  In addition, the applicable Prospectus Supplement may provide that no payment on account of the Senior Subordinated Debt Securities or Junior Subordinated Debt Securities offered thereby shall be made during the continuance of certain defaults with respect to the Senior Indebtedness or certain designated Senior Indebtedness of the Company.

                  In the event that, notwithstanding the foregoing, any payment or distribution of assets (excluding the distribution of certain permitted equity or subordinated securities) of the Company is received by the Senior Subordinated Trustee or the Junior Subordinated Trustee or the holders of any of the Senior Subordinated Debt Securities or Junior Subordinated Debt Securities, as the case may be, under the circumstances described above and before all Senior Indebtedness is paid in full, such payment or distribution will be paid over to the holders of such Senior Indebtedness or on their behalf for application to the payment of all such Senior Indebtedness remaining unpaid until all such Senior Indebtedness has been paid in full or such payment provided for, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

                  If the Company fails to make any payments on the Senior Subordinated Debt Securities or the Junior Subordinated Debt Securities of any series when due or within any applicable grace period, whether or not on account of any payment blockage provisions that may be set forth in the applicable Prospectus Supplement, such failure would constitute an Event of Default under the relevant Indenture and would enable the holders of such Debt Securities to accelerate the maturity thereof.
See "--Events of Default."

                  By reason of such subordination, in the event of any distribution of assets of the Company upon dissolution, winding up, liquidation, reorganization or other similar proceedings of the Company, (i) holders of Senior Indebtedness will be entitled to be paid in full before payments may be made on the Senior Subordinated Debt Securities or the Junior Subordinated Debt Securities and the holders of Senior Subordinated Debt Securities and Junior Subordinated Debt Securities will be required to pay over their share of such distribution to the holders of Senior Indebtedness until such Senior Indebtedness is paid in full and (ii) creditors of the Company who are neither holders of Senior Subordinated Debt Securities or Junior Subordinated Debt Securities nor holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of the Senior Subordinated Debt Securities and Junior Subordinated Debt Securities. Furthermore, such subordination may result in a reduction or elimination of payments to the holders of Senior Subordinated Debt Securities and Subordinated Debt Securities. The Senior Subordinated Indenture and Junior Subordinated Indenture provide that the subordination provisions thereof will not apply to any money and securities held in trust pursuant to the discharge, defeasance and covenant defeasance provisions of such Indenture (see "--Defeasance" above).

                  If this Prospectus is being delivered in connection with the offering of a series of Senior Subordinated Debt Securities or Junior Subordinated Debt Securities, the accompanying Prospectus Supplement or the information incorporated by reference herein will set forth the definitions of Senior Indebtedness and Designated Senior Indebtedness applicable thereto, any payment blockage provisions and the approximate amount of such Senior Indebtedness outstanding as of a recent date.

CONCERNING THE TRUSTEE

                  The Company may from time to time maintain lines of credit and have other customary banking relationships with each Trustee and its affiliated banks.

CORRESPONDING JUNIOR SUBORDINATED DEBT SECURITIES

                  The Corresponding Junior Subordinated Debt Securities may be issued in one or more series of Junior Subordinated Debt Securities under the Junior Subordinated Indenture with terms corresponding to the terms of a series of Related Trust Preferred Securities. In that event, concurrently with the issuance of the Related Trust Preferred Securities, such Trust will invest the proceeds thereof and the consideration paid by the Company for the Trust Common Securities of such Trust in such series of Corresponding Junior Subordinated Debt Securities issued by the Company to such Trust. Each series of Corresponding Junior Subordinated Debt Securities will be in the principal amount equal to the aggregate stated liquidation amount of the Related Trust Preferred Securities and the Trust Common Securities of such Trust and will rank pari passu with all other series of Junior Subordinated Debt Securities. Holders of the Related Trust Preferred Securities for a series of Corresponding Junior Subordinated Debt Securities will have the rights, in connection with modifications to the Junior Subordinated Indenture or upon occurrence of Events of Default, as described above under "--Modification of the Indentures" and "--Events of Default," unless provided otherwise in the Prospectus Supplement for such Related Trust Preferred Securities.

                  The applicable Prospectus Supplement will also set forth the terms of any redemption provisions applicable to the Corresponding Junior Subordinated Debt Securities and any other provisions and covenants.

                  The Company will covenant, as to each series of Corresponding Junior Subordinated Debt Securities, (i) to maintain directly or indirectly 100% ownership of the Trust Common Securities of the Trust to which such Corresponding Junior Subordinated Debt Securities have been issued, provided that certain successors which are permitted pursuant to the Junior Subordinated Indenture may succeed to the Company's ownership of the Trust Common Securities,
(ii) not to voluntarily terminate, wind up or liquidate any Trust, except (a) in connection with a distribution of Corresponding Junior Subordinated Debt Securities to the holders of the Trust Preferred Securities in exchange therefor upon liquidation of such Trust, or (b) in connection with certain mergers or consolidations permitted by the related Trust Agreement and (iii) to use its reasonable efforts, consistent with the terms and provisions of the related Trust Agreement, to cause such Trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.

        DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

                  The Company may issue Stock Purchase Contracts, representing contracts obligating holders to purchase from the Company, and the Company to sell to the holders, a specified number of shares of Common Stock at a future date or dates. The price per share of Common Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as a part of Stock Purchase Units consisting of a Stock Purchase Contract and Debt Securities or Trust Preferred Securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders' obligations to purchase the Common Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require the Company to make periodic payments to the holders of the Stock Purchase Units or vice-versa, and such payments may be unsecured or prefunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner.

                  The applicable Prospectus Supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units.

                    DESCRIPTION OF TRUST PREFERRED SECURITIES

                  Each Ingersoll-Rand Trust may issue only one series of Trust Preferred Securities having terms described in the Prospectus Supplement relating thereto. The Trust Agreement of each Ingersoll-Rand Trust authorizes the Regular Trustees of each Ingersoll-Rand Trust to issue on behalf of such Ingersoll-Rand Trust one series of Trust Preferred Securities. The Trust Agreement will be qualified as an indenture under the Trust Indenture Act. The Trust Preferred Securities will have such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such restrictions, as shall be set forth in the Trust Agreement or made part of the Trust Agreement by the Trust Indenture Act. Reference is made to any Prospectus Supplement relating to the Trust Preferred Securities for specific terms including (i) the distinctive designation of such Trust Preferred Securities, (ii) the number of Trust Preferred Securities issued, (iii) the annual distribution rate (or method of determining such rate) for Trust Preferred Securities and the date or dates upon which such distributions shall be payable, (iv) whether distributions on Trust Preferred Securities shall be cumulative, and, in the case of Trust Preferred Securities having such cumulative distribution rights, the date or dates or method determining the date or dates from which distributions on Trust Preferred Securities shall be cumulative, (v) the amount or amounts which shall be paid out of the assets of such trust to the holders of Trust Preferred Securities upon voluntary or involuntary dissolution, winding-up or termination of such Ingersoll-Rand Trust, (vi) the obligation, if any, of such Ingersoll-Rand Trust to purchase or redeem Trust Preferred Securities and the price or prices at which, the period or periods within which and the terms and conditions upon which Trust Preferred Securities issued by such Ingersoll-Rand Trust shall be purchased or redeemed, in whole or in part, pursuant to such obligation, (vii) the voting rights, if any, of Trust Preferred Securities issued by such Ingersoll-Rand Trust in addition to those required by law, including the number of votes per Trust Preferred Security and any requirement for the approval by the holders of Trust Preferred Securities, or of Trust Preferred Securities issued by both Ingersoll-Rand Trusts, as a condition to specified action or amendments to the Trust Agreement of such Ingersoll-Rand Trust, (viii) whether the Trust Preferred Securities will be issued in the form of one or more global securities and (ix) any other relevant rights, preferences, privileges, limitations or restrictions of Trust Preferred Securities issued by such Ingersoll-Rand Trust consistent with the Trust Agreement of such Trust or with applicable law. All Trust Preferred Securities offered hereby will be guaranteed by the Company to the extent set forth below under "Description of Trust Preferred Guarantees."

Certain United States federal income tax consideration applicable to any offering of Trust Preferred Securities will be described in the Prospectus Supplement relating thereto.

                  In connection with the issuance of Trust Preferred Securities, each Ingersoll-Rand Trust will issue one series of Trust Common Securities. The Trust Agreement of each Ingersoll-Rand Trust authorizes the Regular Trustees to issue on behalf of such Ingersoll-Rand Trust one series of Trust Common Securities having such terms including distributions, redemption, voting, liquidation rights or such restrictions as shall be set forth therein. The terms of the Trust Common Securities issued by an Ingersoll-Rand Trust will be substantially identical to the terms of the Trust Preferred Securities issued by such trust and the Trust Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Trust Preferred Securities except that, upon the occurrence and during the continuation of an event of default under the Trust Agreement, the rights of the holders of the Trust Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Trust Preferred Securities. Except in certain limited circumstances, the Trust Common Securities will also carry the right to vote and to appoint, remove or replace any of the Ingersoll-Rand Trustees. All of the Trust Common Securities will be directly or indirectly owned by the Company.

                    DESCRIPTION OF TRUST PREFERRED GUARANTEES

                  Set forth below is a summary of information concerning the Trust Preferred Guarantees that will be executed and delivered by the Company for the benefit of the holders, from time to time, of Trust Preferred Securities. Each Trust Preferred Guarantee Agreement under which Trust Preferred Guarantees are issued will be qualified as an indenture under the Trust Indenture Act. The trustee under each Trust Preferred Guarantee (the "Guarantee Trustee") will be identified in the relevant Prospectus Supplement, and will be a financial institution not affiliated with the Company that has a combined capital and surplus of not less than $50,000,000. The terms of each Trust Preferred Guarantee will be those set forth in such Trust Preferred Guarantee and those made part of such Trust Preferred Guarantee by the Trust Indenture Act. This summary does not purport to be complete and makes use of certain terms defined in the Trust Preferred Guarantee Agreement and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of Trust Preferred Guarantee, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the Trust Indenture Act. Each Trust Preferred Guarantee will be held by the Trust Preferred Guarantee Trustee for the benefit of the holders of the Trust Preferred Securities of the applicable Ingersoll-Rand Trust.

GENERAL

                  Pursuant to each Trust Preferred Guarantee, the Company will unconditionally agree, to the extent set forth herein, to pay in full to the holders of the Trust Preferred Securities issued by each Ingersoll-Rand Trust, the Trust Preferred Guarantee Payments (as defined herein) (except to the extent paid by such Ingersoll-Rand Trust), as and when due, regardless of any defense, right of set-off or counterclaim which such Ingersoll-Rand Trust may have or assert. The following payments with respect to Trust Preferred Securities issued by each Ingersoll-Rand Trust (the "Trust Preferred Guarantee Payments"), to the extent not paid by such Ingersoll-Rand Trust, will be subject to the Trust Preferred Guarantee (without duplication): (i) any accumulated and unpaid distributions that are required to be paid on such Trust Preferred Securities, but if and only to the extent that in each case the Company has made a payment to the related Property Trustee of interest, principal and premium, if any, on the subordinated Debt Securities held in such Ingersoll-Rand Trust as trust assets, (ii) the redemption price, including all accrued and unpaid distributions (the "Redemption Price"), but if and only to the extent that in each case the Company has made a payment to the related Property Trustee of interest and principal on the subordinated Debt Securities held in such Ingersoll-Rand Trust as trust assets with respect to any Trust Preferred Securities called for redemption by such Ingersoll-Rand Trust and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of such Ingersoll-Rand Trust (other than in connection with the distribution of Corresponding Junior Subordinated Debt Securities to the holders of Trust Preferred Securities or the redemption of all of the Trust Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on such Trust Preferred Securities to the date of payment to the extent such Ingersoll-Rand Trust has funds available therefor or (b) the amount of assets of such Ingersoll-Rand Trust remaining available for distribution to holders of such Trust Preferred Securities in liquidation of such Ingersoll-Rand Trust. The Company's obligation to make a Trust Preferred Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of Trust Preferred Securities or by causing the applicable Ingersoll-Rand Trust to pay such amounts to such holders.

                  Each Trust Preferred Guarantee will be a guarantee with respect to the Trust Preferred Securities issued by the applicable Ingersoll-Rand Trust from the time of issuance of such Trust Preferred Securities but will not apply to any payment of distributions except to the extent the Company has made a payment to the related Property Trustee of interest or principal on the subordinated Debt Securities held in such Ingersoll-Rand Trust as trust assets. If the Company does not make interest payments on the Corresponding Junior Subordinated Debt Securities purchased by an Ingersoll-Rand Trust, such Ingersoll-Rand Trust will not pay distributions on the Trust Preferred Securities issued by such Ingersoll-Rand Trust and will not have funds available therefor and such payment obligation will therefore not be guaranteed by the Company under the Trust Preferred Guarantee. See "Description of Trust Preferred Securities" and "Description of Debt Securities--Certain Covenants of the Company."

                  The Company's obligations under the Trust Agreement for each Ingersoll-Rand Trust, the Trust Preferred Guarantee issued with respect to Trust Preferred Securities issued by that Ingersoll-Rand Trust, the Corresponding Junior Subordinated Debt Securities purchased by that Ingersoll-Rand Trust and the related Junior Subordinated Indenture in the aggregate will provide a full and unconditional guarantee on a junior subordinated basis by the Company of payments due on the Trust Preferred Securities issued by that Ingersoll-Rand Trust.

                  The Company has also agreed to unconditionally guarantee the obligations of the Ingersoll-Rand Trusts with respect to the Trust Common Securities (the "Trust Common Guarantees") to the same extent as the Trust Preferred Guarantees, except that, upon an event of default under the Subordinated Indenture, holders of Trust Preferred Securities under the Trust Preferred Guarantees shall have priority over holders of Trust Common Securities under the Trust Common Guarantee with respect to distributions and payments on liquidation, redemption or otherwise.

CERTAIN COVENANTS OF THE COMPANY

                  In each Trust Preferred Guarantee, the Company will covenant that, so long as any Trust Preferred Securities issued by the applicable Ingersoll-Rand Trust remain outstanding, if there shall have occurred any event that would constitute an event of default under such Trust Preferred Guarantee or the Declaration of such Ingersoll-Rand Trust, then (a) the Company shall not declare or pay any dividend on, or make any distribution with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock and (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company which rank junior to such Corresponding Junior Subordinated Debt Securities. However, each Trust Preferred Guarantee will except from the foregoing any stock dividends paid by the Company, or any of its subsidiaries, where the dividend stock is of the same class as that on which the dividend is being paid.

MODIFICATION OF THE TRUST PREFERRED GUARANTEES; ASSIGNMENT

                  Except with respect to any changes that do not adversely affect the rights of holders of Trust Preferred Securities in any material respect (in which case no vote will be required), each Trust Preferred Guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding Trust Preferred Securities issued by the applicable Ingersoll-Rand Trust. The manner of obtaining any such approval of holders of such Trust Preferred Securities will be set forth in an accompanying Prospectus Supplement. All guarantees and agreements contained in a Trust Preferred Guarantee shall bind the successor, assignees, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Trust Preferred Securities of the applicable Ingersoll-Rand Trust then outstanding.

EVENTS OF DEFAULT

                  An Event of Default under the Trust Preferred Guarantee will occur upon the failure of the Company to perform any of its payments or other obligations thereunder. The holders of a majority in liquidation amount of the Trust Preferred Securities to which a Trust Preferred Guarantee relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trust Preferred Guarantee Trustee in respect of the Trust Preferred Guarantee or to direct the exercise of any trust or power conferred upon the Trust Preferred Guarantee Trustee under the Trust Preferred Guarantee.

                  If the Trust Preferred Guarantee Trustee fails to enforce such Trust Preferred Guarantee, any holder of Trust Preferred Securities relating to such Trust Preferred Guarantee may, after a period of 30 days has elapsed from such holder's written request to the Trust Preferred Guarantee Trustee to enforce the Trust Preferred Guarantee, institute a legal proceeding directly against the Company to enforce the Trust Preferred Guarantee Trustee's rights under such Trust Preferred Guarantee without first instituting a legal proceeding against the relevant Ingersoll-Rand Trust, the Trust Preferred Guarantee Trustee or any other person or entity.

                  The Company will be required to provide annually to the Trust Preferred Guarantee Trustee a statement as to the performance by the Company of certain of its obligations under each of the Trust Preferred Guarantees and as to any default in such performance and an officer's certificate as to the Company's compliance with all conditions under each of the Trust Preferred Guarantees.

TERMINATION OF TRUST PREFERRED GUARANTEES

                  Each Trust Preferred Guarantee will terminate as to the Trust Preferred Securities issued by the applicable Ingersoll-Rand Trust upon full payment of all distributions relating to the Trust Preferred Securities or the Redemption Price of all Trust Preferred Securities of such Trust, upon distribution of the Subordinated Debt Securities held by such Ingersoll-Rand Trust to the holders of the Trust Preferred Securities of such Ingersoll-Rand Trust or upon full payment of the amounts payable in accordance with the Declaration of such Ingersoll-Rand Trust upon liquidation of such Ingersoll-Rand Trust. Each Trust Preferred Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Trust Preferred Securities issued by the applicable Ingersoll-Rand Trust must restore payment of any sums paid under such Trust Preferred Securities or such Trust Preferred Guarantee.

STATUS OF TRUST PREFERRED GUARANTEES

                  Each Trust Preferred Guarantee will constitute an unsecured obligation of the Company and will rank (i) subordinate and junior in right of payment to all other liabilities of the Company, (ii) pari passu with the most senior Preference Stock now or hereafter issued by the Company and with any guarantee now or hereafter entered into by the Company in respect of any Preference Stock of any affiliate of the Company and (iii) senior to the Company's Common Stock. The terms of the Trust Preferred Securities provide that each holder of Trust Preferred Securities issued by such Ingersoll-Rand Trust by acceptance thereof agrees to the subordination provisions and other terms of the applicable Trust Preferred Guarantee.

                  The Trust Preferred Guarantee Trustee shall enforce the Trust Preferred Guarantee on behalf of the holders of the Trust Preferred Securities issued by the applicable Ingersoll-Rand Trust. The holders of not less than a majority in aggregate liquidation amount of the Trust Preferred Securities issued by the applicable Ingersoll-Rand Trust have the right to direct the time, method and place of conducting any proceeding for any remedy available in respect of the related Trust Preferred Guarantee, including the giving of directions of the Trust Preferred Guarantee Trustee. If the Trust Preferred Guarantee Trustee fails to enforce such Trust Preferred Guarantee, any holder of Trust Preferred Securities issued by the applicable Ingersoll-Rand Trust may institute a legal proceeding directly against the Company, as Guarantor, to enforce its rights under such Trust Preferred Guarantee, without first instituting a legal proceeding against the applicable Ingersoll-Rand Trust or any other person or entity.

                  Each Trust Preferred Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under a Trust Preferred Guarantee without instituting a legal proceeding against any other person or entity).

                              PLAN OF DISTRIBUTION

                  The Company or any Ingersoll-Rand Trust may sell the Securities to which this Prospectus relates to or for resale to the public through one or more underwriters, acting alone or in underwriting syndicates led by one or more managing underwriters, and also may sell such Securities directly to other purchasers or dealers or through agents.

                  The distribution of Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each Prospectus Supplement will describe the method of distribution of the offered Securities.

                  In connection with the sale of Securities, such underwriters, dealers and agents may receive compensation from the Company or an Ingersoll-Rand Trust, or from purchasers of Securities for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of Securities and, in certain cases, direct purchasers from the Company or from an Ingersoll-Rand Trust, may be deemed to be "underwriters" and any discounts or commissions received by them and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriters, dealers or agents will be identified and any such compensation will be described in the Prospectus Supplement.

                  Under agreements which may be entered into by the Company or by an Ingersoll-Rand Trust, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act. The place and time of delivery for offered Securities in respect of which this Prospectus is delivered are set forth in the accompanying Prospectus Supplement.

                                  LEGAL MATTERS

                  Certain legal matters with respect to the Securities (other than the Trust Preferred Securities) will be passed upon for the Company by Patricia Nachtigal, Esq., Vice President and General Counsel of the Company. The validity of the Trust Preferred Securities will be passed upon for the Company and the Ingersoll-Rand Trusts by Richards, Layton & Finger. Certain legal matters will be passed upon for the underwriters, dealers or other agents, if any, by Simpson Thacher & Bartlett (a partnership which includes professional corporations), 425 Lexington Avenue, New York, New York 10017. Simpson Thacher & Bartlett renders legal services to the Company on a regular basis.

                                     EXPERTS

                  The financial statements incorporated in this Prospectus by reference to Ingersoll-Rand Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been so incorporated in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

======================================================

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE UNDERWRITERS. NEITHER THIS PROSPECTUS SUPPLEMENT NOR THE ACCOMPANYING PROSPECTUS CONSTITUTES AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.
                            ------------------------
                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                        PAGE
                                        ----

Use of Proceeds.......................   S-2
Recent Developments...................   S-2
Description of Debentures.............   S-2
Underwriting..........................   S-4

                 PROSPECTUS

Available Information.................     2
Incorporation of Certain Documents by
  Reference...........................     2
The Company...........................     2
The Ingersoll-Rand Trusts.............     3
Use of Proceeds.......................     4
Selected Financial Data...............     4
Ratios of Earnings to Fixed Charges...     5
Description of Capital Stock..........     5
Description of Debt Securities........    13
Description of Stock Purchase
  Contracts and Stock Purchase
  Units...............................    22
Description of Trust Preferred
  Securities..........................    22
Description of Trust Preferred
  Guarantees..........................    23
Plan of Distribution..................    25
Legal Matters.........................    26
Experts...............................    26

======================================================

======================================================

                                  $200,000,000

                             INGERSOLL-RAND COMPANY

                             6.391% DEBENTURES DUE
                               NOVEMBER 15, 2027
                            ------------------------

                             PROSPECTUS SUPPLEMENT
                            ------------------------
                              MERRILL LYNCH & CO.

                             CHASE SECURITIES INC.

                           CITICORP SECURITIES, INC.
                               NOVEMBER 19, 1997

======================================================